UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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PROXY STATEMENT
1675 Broadway, Suite 2600
Denver, CO 80202
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
to be held May 18, 2018
Dear Shareholder:

You are cordially invited to attend the 2018 annual meeting of shareholders of SRC Energy Inc. (the “Company”), which will be held on May 18, 2018, at 9:00 a.m., Mountain Daylight Time, at the Sheraton Denver Downtown Hotel, 1550 Court Place, Denver, Colorado 80202, for the following purposes:

1.	To elect the nominees named in the accompanying proxy statement as members of the Company’s Board of Directors;

2.
To approve an amendment of the Company’s Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock of the Company from 300,000,000 to 400,000,000;

3.
To approve an amendment of the Company’s 2015 Equity Incentive Plan to, among other things, increase the maximum number of shares of common stock of the Company that may be issued pursuant to awards under the 2015 Equity Incentive Plan;

4.	To approve a non-binding, advisory vote on executive compensation;

5.	To approve a non-binding, advisory vote on the frequency of advisory votes on executive compensation;

6.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2018; and

7.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
All shareholders are invited to attend the meeting. Shareholders of record at the close of business on March 23, 2018, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. You must present your proxy, voter instruction card, or meeting notice for admission.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on May 18, 2018. The proxy materials for the annual meeting are available electronically at http://materials.proxyvote.com/78470V.
The Board of Directors recommends that shareholders vote for each proposal. Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope, or vote by telephone or online following the instructions on the proxy.
On behalf of the Board of Directors, we would like to express our appreciation for your continued support of the Company.
By Order of the Board of Directors

Very truly yours,

/s/ Lynn A. Peterson
Lynn A. Peterson
Chief Executive Officer

PROXY STATEMENT FOR THE
2018 ANNUAL MEETING OF SHAREHOLDERS

These proxy materials are being furnished to you by the Board of Directors (the “Board”) of SRC Energy Inc., a Colorado corporation (“we,” “us” or the “Company”), in connection with its solicitation of proxies for the Company’s Annual Meeting of Shareholders to be held on May 18, 2018, at 9:00 a.m., Mountain Daylight Time, at the Sheraton Denver Downtown Hotel, 1550 Court Place, Denver, Colorado 80202, and at any adjournments or postponements thereof (the “Annual Meeting”). In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

This proxy statement and the enclosed proxy card are expected to be first sent to our shareholders on or about April 2, 2018. The proxy materials are also available at http://materials.proxyvote.com/78470V.

All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in such proxies. Where no instructions are given, shares will be voted “FOR” the election of the director nominees named herein (Proposal No. 1), “FOR” the approval of an amendment of the Company’s Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock of the Company (Proposal No. 2), “FOR” the approval of an amendment of the Company’s 2015 Equity Incentive Plan to, among other things, increase the maximum number of shares of common stock of the Company that may be issued pursuant to awards under the 2015 Equity Incentive Plan (Proposal No. 3), “FOR” the non-binding, advisory vote on executive compensation (Proposal No. 4), every “1 Year” for the non-binding, advisory vote on the frequency of advisory votes on executive compensation (Proposal No. 5), and “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 6).

A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the Annual Meeting or by delivering to the Company’s corporate secretary either an instrument of revocation or an executed proxy bearing a later date.

On February 25, 2016, the Board approved a change of our fiscal year from August 31 to December 31, commencing with the twelve-month period beginning on January 1, 2016. Certain disclosures in this Proxy Statement cover the four-month transition period from September 1, 2015 to December 31, 2015 (the “Transition Period”).

QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING AND PROCEDURAL MATTERS
Why am I receiving these proxy materials?

The Board is providing these proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting to be held May 18, 2018 at 9:00 a.m., Mountain Daylight Time, for the purposes of considering and acting upon the matters set forth in this Proxy Statement.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to vote on the following matters:

1.	To elect the nominees named herein as members of the Company’s Board;

2.
To approve an amendment of the Company’s Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock of the Company from 300,000,000 to 400,000,000;

3.
To approve an amendment of the Company’s 2015 Equity Incentive Plan to, among other things, increase the maximum number of shares of common stock of the Company that may be issued pursuant to awards under the 2015 Equity Incentive Plan;

4.	To approve a non-binding, advisory vote on executive compensation;

5.	To approve a non-binding, advisory vote on the frequency of advisory votes on executive compensation;

6.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2018; and

7.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Am I entitled to vote at the Annual Meeting?

Shareholders of record on March 23, 2018, the record date for the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting. As of the close of business on March 23, 2018, there were 241,844,417 outstanding shares of common stock entitled to vote at the Annual Meeting, with each share of common stock entitling the holder of record on such date to one vote.

Where is the Annual Meeting being held?

The Annual Meeting will be held at the Sheraton Denver Downtown Hotel, 1550 Court Place, Denver, Colorado 80202.

What is the difference between holding shares as a “shareholder of record” and holding shares as “beneficial owner” (or in “street name”)?

Most shareholders are considered “beneficial owners” of their shares (sometimes also referred to as shares held in “street name”), which means that they hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record: If your shares are registered directly in your name with our transfer agent, you are considered the “shareholder of record” with respect to those shares. As a shareholder of record, you have the right to grant your voting proxy directly to us by submitting your vote by mail or telephone or via the Internet, or to vote in person at the Annual Meeting. For additional information, please see “What are the different methods that I can use to vote my shares of common stock?” below.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and the proxy materials are being forwarded to you by your broker, bank or nominee. As a beneficial owner, you have the right to direct your broker, bank or nominee as to how to vote your shares if you follow the instructions you receive from that firm. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or nominee and bring it with you to the Annual Meeting.

What is a “broker non-vote”?

If you are a beneficial owner of your shares, you will receive material from your broker, bank or other nominee asking how you want to vote and informing you of the procedures to follow in order for you to vote your shares. If the nominee does not receive voting instructions from you, it may vote only on proposals that are considered “routine” matters under applicable rules. A nominee’s inability to vote because it lacks discretionary authority to do so is commonly referred to as a “broker non-vote.” For a description of the effect of broker non-votes on each proposal to be made at the Annual Meeting, see “What vote is required to approve each proposal?” below. Proposal No. 2, relating to an amendment of the Company’s Second Amended and Restated Articles of Incorporation, and Proposal No. 6, relating to the ratification of our independent registered audit firm, are considered routine for the purposes of this rule.

What are the different methods that I can use to vote my shares of common stock?

Shareholder of Record: If you are a shareholder of record, there are several ways for you to vote your shares, as follows:

•
By Telephone or Via the Internet: Shareholders of record can vote their shares by telephone at (800) 690-6903 or via the Internet at www.proxyvote.com by following the instructions provided in the enclosed proxy card. Shareholders of record who vote by telephone or via the Internet need not return a proxy card by mail.

•	By Written Proxy: Shareholders of record can vote their shares by marking, signing and timely returning the enclosed proxy card.

•
In Person: All shareholders of record may vote in person at the Annual Meeting. For those planning to attend in person, we also recommend submitting a proxy card or voting by telephone or via the Internet to ensure that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Owner: If you are a beneficial owner, you should have received voting instructions from your broker, bank or other nominee. Beneficial owners must follow the voting instructions provided by their nominee in order to direct the nominee as to how to vote their shares. The availability of telephone and Internet voting depends on the voting process of such nominee. Beneficial owners must obtain a legal proxy from their nominee prior to the Annual Meeting in order to vote in person.

What are my voting rights as a shareholder?

Shareholders are entitled to one vote for each share of our common stock that they own as of the record date.

Can I revoke or change my vote?

Yes. If you are a shareholder of record, you may revoke or change your vote before the proxy is exercised by filing with our Secretary a notice of revocation, delivering to us a new proxy, or by attending the Annual Meeting and voting in person. Shareholders of record who vote via the Internet or by telephone may change their votes by re-voting by those means. If you are a beneficial owner, you must follow instructions provided by your broker, bank or other nominee. A shareholder’s last timely vote, whether via the Internet, by telephone or by mail, is the one that will be counted.

What constitutes a quorum?

Shareholders representing one-third of the outstanding shares entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted towards a quorum. At the close of business on March 23, 2018, the record date for the Annual Meeting, there were 241,844,417 shares of our common stock outstanding.

What are the Board’s recommendations?

Our Board recommends a vote “FOR” the election of the director nominees named herein (Proposal No. 1), “FOR” the approval of an amendment of the Company’s Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock of the Company (Proposal No. 2), “FOR” the approval of an amendment of the Company’s 2015 Equity Incentive Plan to, among other things, increase the maximum number of shares of common stock of the Company that may be issued pursuant to awards under the 2015 Equity Incentive Plan (Proposal No. 3), “FOR” the non-binding, advisory vote on executive compensation (Proposal No. 4), every “1 Year” for the non-binding, advisory vote on the frequency of advisory votes on executive compensation (Proposal No. 5), and “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 6).

If any other matters are brought before the Annual Meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.

What vote is required to approve each proposal?

You may vote “FOR” or “WITHHOLD” authority to vote on Proposal No. 1, relating to the election of directors. Members of the Board are elected by a plurality of votes cast. This means that the six nominees who receive the largest number of “FOR” votes cast will be elected. While directors are elected by a plurality of votes cast, our Board has adopted a majority voting policy which provides for majority voting for directors in uncontested elections. Under our majority voting policy, any incumbent director nominee who receives a greater number of “WITHHOLD” votes than “FOR” votes with respect to his or her election at the Annual Meeting shall tender his or her resignation promptly after the final vote. Our Board, within 90 days of receiving the certified voting results pertaining to the election, will decide whether to accept the resignation of any unsuccessful incumbent, or whether other action should be taken, through a process managed by the Nominating Committee. In reaching its decision, the Board may consider any factors it deems relevant, including the stated reasons, if any, why shareholders withheld their votes, possible alternatives for curing such underlying cause of withheld votes, the director’s tenure, the director’s qualifications, the director’s past and expected future contributions to us, the overall composition of the Board, and whether accepting the tendered resignation would cause us to fail to meet any applicable rule or regulation, including NYSE

American listing standards and Securities and Exchange Commission (“SEC”) regulations. The Board will promptly disclose the decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation, if applicable) in a document filed with the SEC. There is no cumulative voting for directors.

You may vote “FOR” or “AGAINST” Proposal No. 2, or you may abstain from voting on the proposal, which relates to the approval of an amendment of the Company’s Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock of the Company from 300,000,000 to 400,000,000. Proposal No. 2 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

You may vote “FOR” or “AGAINST” Proposal No. 3, or you may abstain from voting on the proposal, relating to the approval of an amendment of the Company’s 2015 Equity Incentive Plan to, among other things, increase the maximum number of shares of common stock of the Company that may be issued pursuant to awards under the 2015 Equity Incentive Plan. Proposal No. 3 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

You may vote “FOR” or “AGAINST” Proposal No. 4, or you may abstain from voting on the proposal, which relates to the non-binding, advisory vote on executive compensation. Proposal No. 4 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal, although such vote will not be binding on the Company.

You may vote for every “1 Year,” every “2 Years” or every “3 Years” on Proposal No. 5, or you may abstain from voting on the proposal, which relates to the non-binding, advisory vote on the frequency of advisory votes on executive compensation. The frequency alternative receiving the highest number of votes (a plurality of votes cast) will be considered the frequency approved by the shareholders, although such approval will not be binding on the Company.

You may vote “FOR” or “AGAINST” Proposal No. 6, or you may abstain from voting on the proposal, which relates to the ratification of Deloitte & Touche LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2018. Proposal No. 6 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

Abstentions and broker non-votes will have no effect on the outcome of the vote on any of the proposals.

Do I have appraisal rights in connection with either proposal?

No action is proposed at the Annual Meeting for which the laws of the State of Colorado or other applicable law provides a right of our shareholders to dissent and obtain appraisal of or payment for such shareholders’ common stock.

Who can help answer my questions?

If you need assistance in voting by telephone or over the Internet or completing your proxy card, or have questions regarding the Annual Meeting, please contact:

Corporate Secretary
SRC Energy Inc.
1675 Broadway, Suite 2600
Denver, Colorado 80202
(720) 616-4300
corpsecretary@srcenergy.com

2017 PERFORMANCE SUMMARY

This proxy statement relates to the Annual Meeting. At the Annual Meeting, shareholders will be asked to vote on non-binding proposals regarding the Company’s executive compensation and the frequency of future votes on executive compensation.  While these proposals are described in more detail in Proposal No. 4 and Proposal No. 5, the following provides a brief summary of certain factors the Board considers relevant to these matters.

2017 Performance Overview

Throughout 2017, SRC continued its efforts to increase shareholder value and maintain our competitiveness through operational proficiency and a strong leadership structure. Some of the key initiatives and significant accomplishments reflected in our operational and financial performance during the year include the following:

•	Key strategic initiatives

o	We integrated and continued development of the 2016 acquisition of Greeley Crescent acreage (the “GCI Acquisition”);

o
We evaluated and pursued incremental growth opportunities, and, most importantly, closed the second significant acquisition of Greeley Crescent acreage (the “GCII Acquisition”), which added approximately 30,200 net acres and over 600 gross drilling locations adjacent to our existing leasehold;

o	In conjunction with the GCII Acquisition, we executed capital markets transactions that raised $312 million in equity and $550 million in long-term debt;

o
We maintained a strong capital structure through the use of both equity and debt financing to fund our expansion. Based on our year-end net long-term debt and our 2017 EBITDA, our ratio of net debt to EBITDA was 1.8X, which we consider to be relatively low in our industry; and *

o
We maintained the ability to continue our capital investment program by providing liquidity to carry out our program. We ended 2017 with $49 million in cash and a revolving credit facility with a borrowing base of $400 million and no outstanding borrowings.

•	Operational results

o
Our 2017 capital program resulted in the investment of approximately $460 million in a high-return drilling and completion program that resulted in an increase in the Company’s oil and gas production to 34.2 MBOE per day, a year over year increase of over 190% from 2016;

o	During 2017, we continued to operate two drilling rigs along with the related completion crews. This effort resulted in 109 operated wells turned to sales as compared to 24 in 2016.

o	On a debt-adjusted per-share basis, our production increased 125% from 2016, further illustrating the addition of value for the Company’s shareholders. *

•	Economic returns on capital and development costs

o
The Company’s investments resulted in a 21.0% cash return on average capital employed for 2017, and 15.6% for the cumulative three-year period ending December 31, 2017, which was accomplished while growing the Company’s enterprise value to $2.6 billion as of December 31, 2017, from $937 million as of the end of 2015; *

o	The Company’s properties have continued to demonstrate well-level returns substantially in excess of the cost of capital; and

o	Proved oil and gas reserves grew to 227 MMBOE at year-end 2017 from 93 MMBOE at year-end 2016, a 144% increase, resulting in a finding and development cost of $7.25 per BOE. *

•	Total shareholder return (“TSR”)

o	TSR has been favorable relative to our compensation peer group in a period where much of the industry has seen a significant loss in shareholder value due to the impacts of external market factors;

o	We ranked fourth among the twenty companies in our 2017 compensation peer group, and better than the S&P MidCap 400 Energy Index, for one-year TSR;

o
We ranked eighth among the sixteen companies in our 2017 compensation peer group for which there was sufficient data, and better than the S&P MidCap 400 Energy Index, for five-year TSR during the period; and

o	SRC’s TSR results for these periods have been achieved despite large scale asset and operational expansion and the related capital markets transactions necessary to fund this repositioning.

•	Safety, Environmental and Community Stewardship

o	During 2017, we had no recordable safety incidents related to our employees on our locations;

o	Our safety and environmental efforts also involve collaboration with our contractors to help ensure a safe workplace while minimizing our impact on our neighbors;

o	We have continued to add professional staff focused on safety and environmental matters with a strong emphasis on prevention, accountability and timely, accurate reporting; and

o	We value our position in the communities in which we operate. In 2017, we continued to focus on local needs through charitable giving campaigns and volunteer opportunities for our employees.

•	Management, personnel and compensation practices

o
In 2017, following a reconfiguration of our management involving a 100% replacement of our senior executive team in 2015 and 2016, we focused on further enhancing the Company’s capabilities through additions to our technical, operational, safety and corporate teams commensurate with our increase in operational scale. We also added personnel to our corporate staff to provide continued strong support to effectively capitalize on these efforts;

o
We refined our compensation structures in 2017, and further in 2018, to better align with our pay for performance philosophy, while emphasizing the Company’s key strategic goals, value creation, and rewarding economic decision-making. Towards that goal,

▪	More than two-thirds of total direct compensation paid to the Company’s named executive officers is performance-based;

▪	We have utilized performance goals to link executive compensation to achievement of corporate goals; and

▪	Our long-term compensation is structured to align with shareholder value creation by subjecting significant portions of the long-term equity incentive awards to performance-based vesting.

* See Appendix A for a reconciliation of non-GAAP financial measures.

PROPOSAL NO. 1—ELECTION OF DIRECTORS
As of the date of this Proxy Statement and as permitted by the Company’s bylaws, the Board consists of six directors. The Nominating Committee and the Board have nominated each current director, i.e., Messrs. Peterson, McElhaney, Aydin, Kelly and Korus and Ms. Zucker, for re-election. Each candidate elected will serve a one-year term, subject to such person’s earlier resignation or removal.

The appointed proxies will vote your shares in accordance with your instructions and for the election of the director nominees unless you withhold your authority to vote for one or more of them. The Board does not contemplate that any of the director nominees will become unavailable for any reason; however, if any director is unable to stand for election, the Board may reduce its size or select a substitute. Your proxy cannot otherwise be voted for a person who is not named in this Proxy Statement as a candidate for director or for a greater number of persons than the number of director nominees named. There is no cumulative voting for directors.

Executive Officers and Directors

Our executive officers as of the date of the Proxy Statement and director candidates are listed below. Our directors are generally elected at our annual shareholders’ meeting and hold office until the next annual shareholders’ meeting or until their successors are elected and qualified.  Our executive officers are appointed by the Board and serve at its discretion.

Name	Age	Position
Lynn A. Peterson	65	Chief Executive Officer, President and Chairman
James P. Henderson	52	Executive Vice President and Chief Financial Officer
Cathleen M. Osborn	65	Vice President and General Counsel
Michael J. Eberhard	60	Vice President and Chief Operations Officer
Nicholas A. Spence	59	Vice President and Chief Development Officer
Raymond E. McElhaney	61	Director
Jack N. Aydin	77	Director
Daniel E. Kelly	59	Director
Paul J. Korus	61	Director
Jennifer S. Zucker	47	Director

Lynn A. Peterson – Mr. Peterson joined the Company in May 2015 and currently serves as the Chairman of the Board, Chief Executive Officer and President. He was a co-founder of Kodiak Oil & Gas Corporation (“Kodiak”), and served Kodiak as a director (2001-2014) and as its President, Chief Executive Officer (2002-2014) and Chairman of the Board (2011-2014), until its acquisition by Whiting Petroleum Corporation in December 2014. Mr. Peterson served as a director of Whiting Petroleum Corporation from December 2014 to June 2015. Mr. Peterson has been a member of the board of directors of Denbury Resources Inc. since May of 2017. Mr. Peterson has over 35 years of industry experience. He graduated from the University of Northern Colorado with a Bachelor of Science in Accounting.

James P. Henderson – Mr. Henderson joined the Company in August 2015 and currently serves as Executive Vice President and Chief Financial Officer. He was the Chief Financial Officer of Kodiak from 2007 to 2014 until its acquisition by Whiting Petroleum Corporation in December 2014. Mr. Henderson has over 25 years of industry experience and holds a Bachelor’s degree in Accounting from Texas Tech University and a Master of Business Administration degree from Regis University.

Cathleen M. Osborn – Ms. Osborn joined the Company in August 2015. Her background includes over 30 years of corporate and transactional work in the energy industry. Prior to joining the Company, Ms. Osborn served as Deputy General Counsel for Whiting Petroleum Corporation from December 2014 through August 2015, and as General Counsel for Kodiak from 2011 through December 2014. Ms. Osborn received her Juris Doctor degree from the University of Denver School of Law.

Michael J. Eberhard – Mr. Eberhard joined the Company in August 2015. Mr. Eberhard has over 35 years of industry experience focused on field development optimization. Before joining the Company, he served as Completions Manager for Anadarko Petroleum’s DJ Basin program, a position he held from July 2011 to July 2015. From 1981 to 2011 he worked for Halliburton Energy Services in various sales and technical roles, including as Regional Technical Manager from May 2004 to July 2011. Mr. Eberhard graduated from Montana State University. He served on the Society of Petroleum Engineers board of directors from 2012 to 2015. He has authored or co-authored several Society of Petroleum Engineers papers and industry articles. He also holds a U.S. Patent for 3D seismic data conversion.

Nicholas A. Spence – Mr. Spence joined the Company in October 2015. He worked for Anadarko Petroleum from January 2011 until September 2015 in a variety of roles focused on operations in the Rocky Mountain region including Completions Manager (May 2015 to September 2015), Drilling Engineering Manager (from January 2011 to November 2013 and from May 2014 to May 2015), and Engineering Manager (December 2013 to May 2014). Mr. Spence began his career with Union Pacific Resources in 1989. Mr. Spence holds a Bachelor of Science in Petroleum Engineering from the Colorado School of Mines.

Raymond E. McElhaney – Mr. McElhaney has served as a director since May 2005.  Since January 2013, he has been the President of Longhorn Investments, LLC, a private financial company. Mr. McElhaney received his Bachelor of Science Degree in Business Administration from the University of Northern Colorado in 1978.

Jack N. Aydin – Mr. Aydin has been one of our directors since July 2014.  Mr. Aydin was employed as an analyst by KeyBanc Capital Markets from 1973 through July 1, 2014, most recently serving as Senior Managing Director since 2000. With KeyBanc, Mr. Aydin concentrated his analyst coverage on integrated oil companies and the exploration and production sector and, for the latter part of his tenure, focused in particular on small to mid-cap exploration and production companies.  Mr. Aydin has been a member of the board of directors of Rex Energy Corporation since 2015. Mr. Aydin is a member of the National Association of Petroleum Investment Analysts, and a past member of the Oil Analysts Group of New York and the New York Society of Security Analysts.  Mr. Aydin holds an M.B.A. degree in finance and economics, as well as a Bachelor of Science degree in Business Administration, from Fairleigh Dickinson University in New Jersey, and a Bachelor of Science degree in Philosophy from St. Ephraim College in Mosul, Iraq.

Daniel E. Kelly – Mr. Kelly has been one of our directors since February 2016. Mr. Kelly is currently President and director of Santa Rita Resources LLC. Mr. Kelly retired from Noble Energy, Inc. in March 2015, where he served as Vice President of Regional Strategy and Planning from June 2014 to March 2015. In that role, he focused on governmental and industry relations and community engagement in the DJ Basin, and served on Governor Hickenlooper’s task force on oil and gas development issues. He served as Noble’s Vice President of Operations for the DJ Basin from June 2008 to May 2014, and as a Business Unit Manager in the DJ Basin for Noble from January 2006 to May 2008. Prior to that, he served in various engineering, operational and management roles for Noble and other oil and gas companies beginning in 1982. He holds a B.S. in Petroleum Engineering from the Colorado School of Mines.

Paul J. Korus – Mr. Korus has been one of our directors since June 2016. Mr. Korus was the Senior Vice President and Chief Financial Officer of Cimarex Energy Co. from September 2002 until his retirement in 2015, and held the same positions with its predecessor, Key Production Company, from 1999 through 2002. His previous experience also includes approximately five years as an oil and gas research analyst at an investment banking firm. He began his oil and gas career in 1982 with Apache Corporation where he held positions in corporate planning, information technology and investor relations. Mr. Korus graduated from the University of North Dakota (“UND”) with a Bachelor of Science in Economics, and also earned a Master of Science in Accounting there. Mr. Korus is a former CPA. Since 2011, Mr. Korus has served on the UND College of Business and Public Administration Alumni Advisory Council and is currently its chairperson.

Jennifer S. Zucker – Ms. Zucker has been one of our directors since January 2018. Ms. Zucker is an attorney with the law firm Greenberg Traurig, LLP in Washington D.C., which she joined as a shareholder in the Government Contracts & Projects Practice in January 2018. Her legal practice focuses on the defense sector and intelligence community. She was a partner at the Washington D.C. law firm of Wiley Rein LLP from October 2010 to January 2018, and a partner at the law firm of Patton Boggs, LLP from 2005 to 2010. Ms. Zucker has served in the U.S. Army, Judge Advocate General’s Corps and currently serves as a Colonel in the U.S. Army Reserve, where she commands the 13th Legal Operations Detachment – Expert, and was recently selected to the 2018 DirectWomen Board Institute class.

We believe Messrs. Peterson, McElhaney, Kelly and Korus are qualified to act as directors due to their experience in the oil and gas industry.  We believe Messrs. Korus and Aydin are qualified to act as directors due to their experience in financial matters. We believe Ms. Zucker is qualified to act as a director due to her legal and leadership experience.

CORPORATE GOVERNANCE
Board Leadership Structure and Risk Management

Our business is managed under the direction of the Board, with Mr. Peterson acting as Chairman.  Although at present none of our independent directors has been formally designated as the lead independent director, we anticipate naming a lead independent director after the Annual Meeting. We do not have a policy regarding separation of the CEO and Chairman positions.  We believe this structure is appropriate at this time in light of the size of the Board and the Company.

In performing its duties, the Board oversees the Company’s identification and management of its critical business risks. Risks are considered on a continuous basis, including in connection with acquisition and hedging activities.

The Board meets regularly to review significant developments affecting us and to act on matters requiring its approval. Directors are requested to make attendance at meetings of the Board and Board committees a priority, to come to meetings prepared, having read any materials provided to them prior to the meetings and to participate actively in the meetings. The Board held nine meetings in the year ended December 31, 2017 and acted four times by written consent. No director attended fewer than 75% of the meetings of the Board (and any committees thereof) that he or she was requested to attend, either in person or via telephone conference. Directors are not required to attend the annual shareholders’ meeting; however, all of the directors then in office attended the 2017 annual meeting held on June 15, 2017.

Board Committees

The current composition and the primary responsibilities of the Audit Committee, the Compensation Committee and the Nominating Committee are described below.

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), currently consists of Messrs. Korus, McElhaney and Aydin, with Mr. Korus acting as Chairman. The primary function of the Audit Committee is to assist the Board in its oversight of our financial reporting process. Among other things, the committee is responsible for reviewing and selecting our independent registered public accounting firm and reviewing our accounting practices. The Board has adopted a written charter for the Audit Committee, a copy of which can be found on the Company’s website at: www.srcenergy.com. The Board has determined that Mr. Korus qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K and that each member of the committee is independent under applicable NYSE American and SEC rules. During the year ended December 31, 2017, the Audit Committee held six meetings.

The Compensation Committee currently consists of Messrs. Aydin, McElhaney and Kelly, with Mr. Aydin acting as Chairman. The Compensation Committee’s primary function is to evaluate and approve the Company’s compensation plans and programs for officers, including our Chief Executive Officer. The Board has adopted a written charter for the Compensation Committee, a copy of which can be found on the Company’s website at: www.srcenergy.com. The Board has determined that each member of the committee is independent under applicable NYSE American rules. During the year ended December 31, 2017, the Compensation Committee held six meetings and acted once by written consent.

The Nominating Committee currently consists of Messrs. McElhaney, Aydin and Kelly, with Mr. McElhaney acting as Chairman. The Nominating Committee’s primary functions are to identify, evaluate and recommend to the Board qualified candidates for election or appointment to the Board. The Board has adopted a written charter for the Nominating Committee, a copy of which can be found on the Company’s website at: www.srcenergy.com. The Board has determined that each member of the committee is independent under applicable NYSE American rules. During the year ended December 31, 2017, the Nominating Committee held two meetings and acted once by written consent.

The Company does not have a formal policy regarding the consideration of director candidates recommended by shareholders; however, the Nominating Committee will consider candidates recommended by shareholders on the same basis as candidates proposed by other persons.  The Board believes that its process for assessing director candidates is appropriate at this time. To submit a candidate for the Board, a shareholder should send the name, address and telephone number of the candidate, together with any relevant background or biographical information, to the Company’s Chief Executive Officer at 1675 Broadway, Suite 2600, Denver, Colorado 80202.

The Board has not established any specific qualifications or skills a nominee must meet to serve as a director. Qualifications for consideration as a nominee may vary according to the particular area of expertise being sought as a complement to the existing Board composition. However, in making its nominations, the Nominating Committee considers, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting our business, time available for meetings and consultation, integrity, independence, diversity of experience, leadership and relevant skills. The Nominating Committee does not have a formal policy with respect to the consideration of diversity when assessing directors and directorial candidates, but considers diversity as part of its overall assessment of the Board’s functioning and needs. The committee may retain a search firm to assist it in identifying potential candidates, but it has not done so to date.

Compensation Committee Interlocks and Insider Participation

We had no compensation committee interlocks with any other company during the year ended December 31, 2017.

Director Independence

The Board has determined that each of Messrs. McElhaney, Aydin, Kelly and Korus and Ms. Zucker is independent under NYSE American rules.

Security Holder Communications Policy

Holders of the Company’s common stock can send written communications to the Company’s entire Board, or to one or more Board members, by addressing the communication to “the Board of Directors” or to one or more directors, specifying the director or directors by name, and sending the communication to the Company’s offices at 1675 Broadway, Suite 2600, Denver, Colorado 80202.  Communications addressed to the Board as a whole will be delivered to each Board member.  Communications addressed to a specific director (or directors) will be delivered to the director (or directors) specified.  Security holder communications not sent to either the Board as a whole or to specified Board members may not be relayed to Board members.

Code of Ethics

In connection with its oversight of our operations and governance, the Board has adopted, among other things, a Code of Ethics to provide guidance to directors, officers and employees with regard to certain ethical and compliance issues and charters of the Audit Committee, the Compensation Committee and the Nominating Committee of the Board. Each of these documents can be viewed on our website at www.srcenergy.com under the heading “Investor Relations” and the subheading “Corporate Governance.” We will disclose on our website any amendment or waiver of the Code of Ethics in the manner required by SEC and NYSE American rules. Copies of the foregoing documents and disclosures are available without charge to any person who requests them. Requests should be directed to SRC Energy Inc., Attn: Secretary, 1675 Broadway, Suite 2600, Denver, Colorado 80202.

Director Compensation

Non-employee directors’ compensation is reviewed annually by the Compensation Committee and is approved by the Board. We compensate directors with a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. No compensation is paid to our CEO for his service on the Board.

For 2017, the Company’s directors determined not to make any significant changes to the overall level of compensation for the Company’s non-employee directors from the amounts approved in 2015. However, starting in July 2017, the Company adjusted the timing for Board compensation from a calendar year cycle to an annual cycle beginning with the quarter following the directors’ election (or reelection) to the Board at the annual meeting (i.e., July 1). Key elements of the non-employee directors’ compensation are the following:

•
Each non-employee director is paid an annual retainer of $60,000 and receives an annual stock grant equal to $150,000. The shares issued pursuant to the annual stock grant vest in four equal quarterly installments, with the first tranche vesting upon the grant date.

•	The Chairman of the Audit Committee receives an additional $17,000 per year, and other members of the Audit Committee receive an additional $10,000 per year.

•	The Chairman of the Compensation Committee receives $15,000 per year and other members of the Compensation Committee receive an additional $5,000 per year.

•	The Chairman of the Nominating Committee receives an additional $10,000 per year and other members of the Nominating Committee receive an additional $5,000 per year.

•
Fees and retainers may be paid in either cash or stock at the election of the director. If paid in stock, the number of shares is determined based on the volume-weighted average closing price of the Company’s common stock for the ten trading days preceding the applicable payment date.

The following table shows the compensation paid during 2017 to our non-employee directors. Because of the change in the timing of the annual equity awards detailed above, the amounts below include equity grants for the two quarters prior to the annual meeting, as well as the annual grant made following election/reelection to the board.

Name	Stock Awards($)(1)	Annual Retainer($)	Committee Retainers($)	Committee Chairman Retainer($)	Total($)
Rick Wilber(2)	73,369	15,000	2,500	--	90,869
Raymond McElhaney	227,257	60,000	13,750	10,000	311,007
Jack Aydin	227,257	60,000	13,750	15,000	316,007
Daniel E. Kelly	227,257	60,000	10,000	--	297,257
Paul Korus	227,257	60,000	--	17,000	304,257
Total	982,397	255,000	40,000	42,000	1,319,397

(1) On January 3, 2017, the Company awarded 4,066 restricted stock units to each of Messrs. Wilber, McElhaney, Aydin, Kelly, and Korus with a fair value, computed in accordance with ASC 718, of $36,675.  On February 21, 2017, the Company awarded 4,068 restricted stock units to each of Messrs. Wilber, McElhaney, Aydin, Kelly, and Korus with a fair value, computed in accordance with ASC 718, of $36,693.  On July 1, 2017, the Company awarded 22,866 restricted stock units to Messrs. McElhaney, Aydin, Kelly, and Korus with a fair value, computed in accordance with ASC 718, of $153,888. The following table illustrates the compensation that would have been paid during 2017 to our non-employee directors if the Company had not changed the timing of the annual stock grant detailed above:

Name	Stock Awards($)	Annual Retainer($)	Committee Retainers($)	Committee Chairman Retainer($)	Total($)
Raymond McElhaney	153,888	60,000	13,750	10,000	237,638
Jack Aydin	153,888	60,000	13,750	15,000	242,638
Daniel E. Kelly	153,888	60,000	10,000	--	223,888
Paul Korus	153,888	60,000	--	17,000	230,888
Total	615,552	240,000	37,500	42,000	935,052

(2) Mr. Wilber resigned from the Board effective March 31, 2017.

In 2016, the Board adopted Share Ownership Requirements for the Company’s non-employee directors. Required ownership for non-employee directors is three times annual board cash compensation. Qualified holdings for non-employee directors are the same types of holdings (stock owned directly and unvested time-based restricted stock units) as the qualified holdings for the Company’s executives. For purposes of the policy, the value of the shares held is measured on April 1 each year, as the average of the month-end closing price for the 12 months preceding the date of calculation. Non-employee directors have a five-year phase-in period in which to meet the ownership requirements.

Certain Relationships and Related Person Transactions

The Board has established a practice pursuant to which it reviews, and approves and ratifies when deemed appropriate, transactions with related parties including directors and executive officers of the Company and entities in which such persons have a significant financial interest. Pursuant to this practice, any transaction between the Company and the related person(s) must be approved by a majority of the Company’s disinterested directors. In determining whether to approve or ratify a transaction, the disinterested directors will consider the relevant facts and circumstances of the transaction, which may include factors such as the relationship of the related person with the Company, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company from an unrelated party and the impact of the transaction on the Company’s business and operations.

Since January 1, 2017, the Company has not had any material related party transactions.

Vote Required for Approval

The election of Messrs. Peterson, McElhaney, Aydin, Kelly and Korus and Ms. Zucker to the Board will be approved if the number of votes cast “FOR” those candidates exceeds the number of votes cast for other candidates, if any. Abstentions and broker non-votes will have no effect on the outcome of the vote. Under our majority voting policy, any director nominee who receives a greater number of “WITHHOLD” votes than “FOR” votes with respect to their election is required to tender his or her resignation promptly after the final vote. See the description of our majority voting policy in “QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS” above.

Board Recommendation

The Board recommends that you vote “FOR” the election of Messrs. Peterson, McElhaney, Aydin, Kelly and Korus and Ms. Zucker as directors of the Company.

PROPOSAL NO. 2— APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK
The Company proposes to amend the Company’s Second Amended and Restated Articles of Incorporation (the “Articles”) to increase the number of authorized shares of our common stock, par value $0.001 per share, from 300,000,000 shares to 400,000,000 shares (the “Amendment”).

Rationale for Proposed Change

The Articles currently authorize us to issue 300,000,000 shares of common stock, of which 241,844,417 shares were issued and outstanding at the close of business on March 23, 2018, leaving 58,155,583 shares of common stock available for issuance for corporate purposes. The Board believes that this amount is undesirably low and that having additional authorized shares may be necessary for the Company to pursue its growth strategy. The increase in the number of authorized shares of common stock pursuant to the Amendment would enable the Company, without further shareholder approval, to issue shares from time to time as may be required for proper business purposes such as raising additional capital for ongoing operations, to complete acquisitions, to effect stock splits and dividends, to implement present and future employee benefit programs and for other corporate purposes.
Approval and Effectiveness

The Company proposes to effect the Amendment through the adoption of a Third Amended and Restated Articles of Incorporation. If approved, the Third Amended and Restated Articles of Incorporation will become effective upon filing with the Secretary of State of the State of Colorado. The proposed form of the Third Amended and Restated Articles of Incorporation is attached as Appendix B and is incorporated by reference in this Proxy Statement, which form is, however, subject to change as may be necessary or required by the Colorado Secretary of State.

The Board has unanimously approved the Third Amended and Restated Articles of Incorporation. The Board reserves the right, notwithstanding shareholder approval and without further action by the shareholders, not to proceed with the adoption of the Third Amended and Restated Articles of Incorporation if, at any time prior to its filing with the Secretary of State of Colorado, the Board, in its sole discretion, determines that the changes reflected therein are no longer in the best interests of the Company and its shareholders.

Vote Required for Approval

The approval of the amendment to our Second Amended and Restated Articles of Incorporation will be approved if the votes cast in favor of the proposal exceed the votes cast against it. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Board Recommendation

The Board recommends that you vote “FOR” the proposal to approve the Amendment to increase the number of authorized shares of our common stock, par value $0.001 per share, from 300,000,000 shares to 400,000,000 shares.

PROPOSAL NO. 3— APPROVAL OF AMENDMENT TO 2015 EQUITY INCENTIVE PLAN

On January 29, 2018, the Board approved an Amended and Restated 2015 Equity Incentive Plan (the “Amended 2015 Plan”) to be effective upon shareholder approval at the Annual Meeting, and recommended that the Company’s shareholders approve and adopt the Amended Plan. The Amended Plan will make the following changes to the Company’s existing 2015 Equity Incentive Plan (the “2015 Plan”):

•	Increase the maximum number of shares of common stock of the Company that may be issued pursuant to awards under the 2015 Plan by 6,000,000 shares;

•	Rename the 2015 Plan as the “SRC Energy Inc. 2015 Equity Incentive Plan”; and

•	Make certain ministerial and housekeeping changes to the 2015 Plan.

Reasons for Adopting the Amended 2015 Plan

The Compensation Committee and the Board believe that in order to successfully attract and retain qualified and properly incentivized employees and directors in a highly competitive industry, we must continue to offer a competitive equity incentive program. Our 2015 Plan is the only equity incentive plan that we currently maintain. As of December 31, 2017, there were only 110,158 shares remaining available for issuance under the 2015 Plan, and that number has decreased as a result of grants made in 2018. Accordingly, the Compensation Committee and the Board believe that the shares available under the existing 2015 Plan are insufficient, and that it is critical to increase the number of shares available for award under the existing 2015 Plan by an amount sufficient to allow the Company to address its future equity compensation needs for a meaningful period of time.

Description of the Amended 2015 Plan

The following summary of material terms of the Amended 2015 Plan does not purport to be complete and is subject to and qualified in its entirety by the actual terms of the Amended 2015 Plan. A copy of the Amended 2015 Plan is provided as Appendix C to this Proxy Statement.

Purpose of the Amended 2015 Plan

The purpose of the Amended 2015 Plan is to promote the success of the Company and the interests of its shareholders by providing an additional means for the Company to attract, motivate, retain and reward directors, officers, employees and other eligible persons (including certain consultants and advisors).

The Board or one or more committees consisting of independent directors appointed by the Board administers the Amended 2015 Plan. The Board delegates general administrative authority for the Amended 2015 Plan to the Compensation Committee, which is comprised of directors who qualify as independent under rules promulgated by the SEC and the NYSE American. Except where prohibited by applicable law, a committee may delegate some or all of its authority with respect to the Amended 2015 Plan to another committee of directors or to one or more officers of the Company. For purposes of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), Rule 16b-3 of the Exchange Act the rules of the NYSE American and for grants to non-employee directors, the Amended 2015 Plan must be administered by a committee consisting solely of two or more independent directors. The appropriate acting body, be it the Board, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this plan description as the Administrator.

The Administrator has broad authority under the Amended 2015 Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•
to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents, and subject to the repricing prohibition (described below);

•	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards subject to any required consent;

•	subject to the other provisions of the Amended 2015 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

•
to allow the purchase price of an award or shares of the Company’s common stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice of third party payment or by cashless exercise, on such terms as the Administrator may authorize, or any other form permitted by law.

Eligibility

Persons eligible to receive awards under the Amended 2015 Plan include officers and employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants who render bona fide services to the Company or any of its subsidiaries (other than services in connection with the offering or sale of securities or as a market maker or promoter of securities of the Company). As of the date of this Proxy Statement, there are approximately 134 employees, including officers, of the Company and five non-employee directors of the Company who would potentially be eligible to receive awards under the Amended 2015 Plan.

Authorized Shares

The original number of shares of Company common stock that were authorized for issuance pursuant to awards under the 2015 Plan was 4,500,000, although as of December 31, 2017, there were only 110,158 shares remaining available for issuance under the 2015 Plan, and that number has decreased as a result of grants made in 2018. If the Amended 2015 Plan is approved, the maximum number of shares of Company common stock that may be issued pursuant to awards under the plan will increase by 6,000,000. The Amended 2015 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the Amended 2015 Plan, except as may be required by the Administrator or applicable law or stock exchange rules.

Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Amended 2015 Plan are available for reissuance under the Amended 2015 Plan. Notwithstanding the foregoing, the Amended 2015 Plan prohibits liberal share recycling. Accordingly, shares tendered or withheld to satisfy the exercise price of options or tax withholding obligations, and shares covering the portion of exercised stock appreciation rights (or “SARs”) (regardless of the number of shares actually delivered), count against the limit set forth above.

Awards Under the Amended 2015 Plan

Because future awards under the 2015 Plan are granted in the discretion of the Board or a committee of the board, the type, number, recipients and other terms of future awards cannot be determined at this time.

No Repricing

In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by shareholders) will any adjustment be made to a stock option or stock appreciation right award under the Amended 2015 Plan (by amendment, cancellation and regrant, exchange for other awards or cash or other means) that would constitute a repricing of the per share exercise or base price of the award.

Types of Awards

The Amended 2015 Plan authorizes stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses and other forms of awards that may be granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as cash bonus awards. The Amended 2015 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Awards may, in certain cases, be paid or settled in cash.

Stock Options

A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. On March 28, 2018, the last sale price of the Company’s common stock as reported on the NYSE American was $9.20 per share. The maximum term of an option is ten years from the date of grant. An option may be either an incentive stock option or a nonqualified stock option. Incentive stock options are taxed differently than nonqualified stock options and are subject to more restrictive terms under the Code and the Amended 2015 Plan. Incentive stock options may be granted only to employees of the Company or a subsidiary.

Stock Appreciation Rights

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of shares of the Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price is established by the Administrator at the time of grant of the stock appreciation right and generally cannot be less than the fair market value of a share of the Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

Restricted Stock

Shares of restricted stock are shares of the Company’s common stock that are subject to certain restrictions on sale, pledge, or other transfer by the recipient during a particular period of time (the “restricted period”). Subject to the restrictions provided in the applicable award agreement and the Amended 2015 Plan, a participant receiving restricted stock may have all of the rights of a shareholder as to such shares, including the right to vote and the right to receive dividends.

Restricted Stock Units

A restricted stock unit (“RSU”) represents the right to receive one share of the Company’s common stock on a specific future vesting or payment date. Subject to the restrictions provided in the applicable award agreement and the Amended 2015 Plan, a participant receiving RSUs has no shareholder rights until shares of common stock are issued to the participant. RSUs may be granted with dividend equivalent rights. RSUs may be settled in cash if so provided in the applicable award agreement.

Cash Awards

The Administrator, in its sole discretion, may grant cash awards, including without limitation, discretionary awards, awards based on objective or subjective performance criteria, and awards subject to other vesting criteria.

Other Awards

The other types of awards that may be granted under the Amended 2015 Plan include, without limitation, stock bonuses, performance stock, performance stock units, dividend equivalents, and similar rights to purchase or acquire shares of the Company’s common stock.

Performance-Based Awards

The 2015 Plan provided that the Administrator could grant awards that were intended to be performance-based compensation within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). Pursuant to the Tax Cuts and Jobs Act, the exception to Section 162(m) of the Code for performance-based compensation has been eliminated, effectively meaning that no new Performance-Based Awards will be issued under the Amended 2015 Plan. However, existing Performance-Based Awards issued under the 2015 Plan may continue to qualify as performance-based compensation, provided that they are not materially modified. Accordingly, the Company has maintained the 2015 Plan’s provisions regarding Performance-Based Awards. Please refer to the text of the Amended 2015 Plan provided as Appendix C to this Proxy Statement for terms and conditions of Performance-Based Awards.

Change in Control

The Administrator, in its sole and absolute discretion, may choose (in an award agreement or otherwise) to provide for full or partial accelerated vesting of any award upon a change in control, or upon any other event or other circumstance related to the change in control, such as an involuntary termination of employment occurring after such change in control, as the Administrator may determine. Notwithstanding the foregoing, in the event the Administrator does not make appropriate provision for the substitution, assumption, exchange or other continuation of the award pursuant to the change in control, then each then-outstanding option and stock appreciation right shall automatically become fully vested, all shares of restricted stock and restricted stock units then outstanding shall automatically fully vest free of restrictions, and each other award granted under the Amended 2015 Plan that is then outstanding shall automatically become vested in full (assuming all performance targets have been achieved at 100% of target) and payable to the holder of such award.

For purposes of the Amended 2015 Plan, a “change in control” will be deemed to have occurred if:

(a) The acquisition by any individual, entity or group of beneficial ownership of more than 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, subject to certain exceptions;

(b) Individuals who, as of the effective date of the Amended 2015 Plan, constitute the Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Amended 2015 Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company, in each case unless, following such transaction, (1) all or substantially all of the individuals and entities that were the beneficial owners of the outstanding voting securities of the Company immediately prior to the transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from the transaction, (2) no person beneficially owns, directly or indirectly, more than 50% of, respectively, the combined voting power of the then-outstanding voting securities of the entity resulting from the transaction, except to the extent that the ownership in excess of more than 50% existed prior to the transaction, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from the transaction were members of the Board at the time of the execution of the initial agreement or of the action of the Board providing for the transaction; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a change of control under (c) above.

Notwithstanding the foregoing, a change in control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the Company’s voting securities immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions. No compensation that has been deferred for purposes of Section 409A of the Code shall be payable as a result of a change in control unless the change in control qualifies as a change in ownership or effective control of the Company within the meaning of Section 409A of the Code.

Transferability of Awards

Awards under the Amended 2015 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution, or pursuant to domestic relations orders, and with respect to awards with exercise features, are generally exercisable during the recipient’s lifetime only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, as long as such transfers comply with applicable federal and state securities laws and provided that any such transfers are not for consideration.

Adjustments

As is customary in plans of this nature, the share limit and the number and kind of shares available under the Amended 2015 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of Performance-Based Awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the shareholders.

No Limit on Other Authority

The Amended 2015 Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Non-Competition, Code of Ethics and Clawback Policy

By accepting awards and as a condition to the exercise of awards and the enjoyment of any benefits of the Amended 2015 Plan, each participant agrees to be bound by and subject to non-competition, confidentiality and invention ownership agreements acceptable to the Administrator and the Company’s code of ethics and other policies applicable to such participant as is in effect from time to time. Awards are subject to any clawback policy adopted by the Company from time to time.

Awards to Directors

The Amended 2015 Plan is the exclusive vehicle for awards of cash and equity compensation to be paid or provided to the Company’s non-employee directors. Non-employee directors are eligible to receive all forms of awards to the extent permissible under the Amended 2015 Plan. Cash awards to non-employee directors may take any form determined by the Administrator in its sole and absolute discretion, including, but not limited to, retainers, committee fees, chairperson fees, per meeting fees, and special fees for committee service. Cash awards paid to any non-employee director may not exceed $400,000 in any fiscal year. Equity awards to non-employee directors may take any form determined by the Administrator in its sole and absolute discretion. Equity awards granted to any non-employee director may not exceed 50,000 shares of the Company’s common stock in any fiscal year.

Termination of, or Changes to, the Amended 2015 Plan

The Administrator may amend or terminate the Amended 2015 Plan at any time and in any manner. Shareholder approval for an amendment will be required only to the extent then required by applicable law or any applicable stock exchange rules or as required under Sections 162, 409A, 422 or 424 of the Code to preserve the intended tax consequences of the Amended 2015 Plan. For example, shareholder approval is required for the proposed amendment to increase the maximum number of shares that may be delivered with respect to awards granted under the Amended 2015 Plan. Adjustments as a result of stock splits or similar events will not, however, be considered amendments requiring shareholder approval. Unless terminated earlier by the Board, the authority to grant new awards under the Amended 2015 Plan will terminate ten years after the date on which the 2015 Plan was originally approved by the Board. Outstanding awards generally will continue following the expiration or termination of the Amended 2015 Plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Certain Federal Tax Consequences

The following summary of the federal income tax consequences of awards under the Amended 2015 Plan is based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences. The tax consequences of individual awards may vary depending upon the particular circumstances applicable to any individual participant.

Nonqualified Stock Options. The grant of a nonqualified stock option under the Amended 2015 Plan will not result in any federal income tax consequences to the participant or to the Company. Upon exercise of a nonqualified stock option, the participant will recognize ordinary compensation income equal to the excess of the fair market value of the shares of common stock at the time of exercise over the option exercise price. If the participant is an employee, this income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by the Code, including Section 162(m) thereof. Any gain or loss on the participant’s subsequent disposition of the shares will be treated as long-term or short-term capital gain or loss, depending on the sales proceeds received and whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any subsequent capital gain.

Incentive Stock Options. The grant of an incentive stock option (or “ISO”) under the Amended 2015 Plan will not result in any federal income tax consequences to the participant or to the Company. A participant recognizes no federal taxable income upon exercising an ISO (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an ISO, the tax consequences depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the ISO was granted, nor within one year after the ISO was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she will recognize ordinary compensation income in the year of the disposition. The amount of ordinary compensation income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock at the time of exercise and the exercise price. Such amount is not subject to withholding for federal income and employment tax purposes, even if the participant is an employee of the Company. Any gain in excess of the amount taxed as ordinary income will generally be treated as a short-term capital gain. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary compensation income recognized by the participant, subject to possible limitations imposed by the Code, including Section 162(m) thereof.

The “spread” under an ISO (i.e., the difference between the fair market value of the shares at exercise and the exercise price) is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the alternative minimum tax liability.

Restricted Stock. Restricted stock is generally taxable to the participant as ordinary compensation income on the date that the restrictions lapse (i.e. the date that the stock vests), in an amount equal to the excess of the fair market value of the shares on such date over the amount paid for such stock (if any). If the participant is an employee, this income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the participant, subject to possible limitations imposed by the Code, including Section 162(m) thereof. Any gain or loss on the participant’s subsequent disposition of the shares will be treated as long-term or short-term capital gain or loss depending on the sales price and how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any subsequent gain.

Participants receiving restricted stock awards may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted the amount equal to the excess of the fair market value on the date of the issuance of the stock over the amount paid for such stock. If the participant is an employee, this income is subject to withholding for federal income and employment tax purposes. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long-term or short-term capital gain or loss to the recipient. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Section 83(b) Election. The Section 83(b) Election must be made within 30 days from the time the restricted stock is issued. The Company is entitled to a deduction equal to the amount of income taken into account as a result of the Section 83(b) Election, subject to possible limitations imposed by the Code, including Section 162(m) thereof.

To the extent unrestricted dividends are paid while the restrictions on the stock are in effect, any such dividends will be taxable to the participant as ordinary income (and will be treated as additional wages for federal income and employment tax withholding purposes, if the recipient is an employee) and will be deductible by the Company (subject to possible limitations imposed by the Code, including Section 162(m) thereof), unless the participant has made a Section 83(b) Election, in which case the dividends will generally be taxed at dividend rates and will not be deductible by the Company.

Other Awards. Other awards (such as restricted stock units and performance share units) are generally treated as ordinary compensation income as and when common stock or cash are paid to the participant upon vesting or settlement of such awards. If the participant is an employee, this income is subject to withholding for income and employment tax purposes. The Company is generally entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient, subject to possible limitations imposed by the Code, including Section 162(m) thereof.

Section 162(m) of the Internal Revenue Code. Under Code Section 162(m), no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company’s “covered employees.” A “covered employee” is any individual who has served at any time after December 31, 2016 as the Company’s chief executive officer, chief financial officer, or other executive officer whose compensation has been reported in a Company proxy statement, regardless of whether any such individual is still employed by the Company. Prior to the Tax Cuts and Jobs Act, an exception to this rule applied to “qualified performance based compensation,” which generally included stock options and stock appreciation rights granted under a shareholder approved plan, and other forms of equity incentives, the vesting or payment of which was contingent upon the satisfaction of certain shareholder approved performance goals. The Company intends that existing awards under the Amended 2015 Plan that were intended to be “qualified performance-based compensation” continue to qualify as such under the transition rules set forth in Tax Cuts and Jobs Act.

Code Section 409A. Section 409A of the Code provides certain requirements for the deferral and payment of deferred compensation arrangements. In the event that any award under the Amended 2015 Plan is deemed to be a deferred compensation arrangement, and if such arrangement does not comply with Section 409A of the Code, the recipient of such award will recognize ordinary income once such award is vested, as opposed to at the time or times set forth above. In addition, the amount taxable will be subject to an additional 20% federal income tax along with other potential taxes and penalties. It is intended, although not guaranteed, that all awards issued under the 2015 Plan will either be exempt from or compliant with the requirements of Section 409A of the Code.

Interested Parties

Because approval of the Amended 2015 Plan will increase the number of shares available for issuance to the directors and executive officers of the Company, each of those persons has an interest in and may benefit from the approval of the Amended 2015 Plan.

Vote Required for Approval

The approval of the Amended 2015 Plan will be approved if the votes cast in favor of the proposal exceed the votes cast against it. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Board Recommendation

The Board recommends that you vote “FOR” the proposal to approve the amendment to, among other things, increase the maximum number of shares of common stock of the Company that may be issued pursuant to awards under the 2015 Plan by 6,000,000 shares.

PROPOSAL NO. 4—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction and Proposal

We are required under Section 14A of the Exchange Act to provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our “named executive officers” (“NEOs”) as disclosed in this Proxy Statement. This is sometimes referred to as “say-on-pay”. We provide shareholders with the opportunity to approve the compensation of our named executive officers once every three years, although we may do so more frequently in the future depending on, among other things, the outcome of voting on Proposal 5.

As described in greater detail in “Compensation Discussion and Analysis,” we seek to closely align the interests of our NEOs with the interests of our shareholders, and the Compensation Committee believes that the Company’s executive compensation policies and decisions effectively align the interests of our NEOs with the interests of our shareholders. Our compensation programs are designed to encourage growth in our oil and natural gas reserves, production, cash flow, and profitability while focusing on controlling costs and achieving attractive returns on capital in order to enhance long-term shareholder value.

The say-on-pay vote is advisory, which means that the vote on executive compensation is not binding on the Company, the Board or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. To the extent there is a vote against our named executive officer compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address our shareholders’ concerns.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve the compensation of the company’s named executive officers as disclosed in the ‘Executive Compensation’ section of this Proxy Statement, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosures.”

Vote Required for Approval

The advisory vote on the compensation of our NEOs will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be counted as votes cast on the proposal. Our Board and our Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when considering future decisions on the compensation of our NEOs. However, this say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board.

Board Recommendation

The Board recommends a vote “FOR” approval of the compensation of our NEOs as disclosed in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosures.

EXECUTIVE COMPENSATION
Compensation Committee Report

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on its review and discussions, recommends its inclusion in this Proxy Statement.

Jack Aydin
Daniel E. Kelly
Raymond E. McElhaney

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) outlines the Company’s executive compensation program for its named executive officers (sometimes referred to as “NEOs”) for 2017. This CD&A includes information on our compensation philosophy, how compensation decisions are made, the overall objectives of the Company’s compensation program, a description of the various components of compensation that are provided, and additional information pertinent to understanding the NEOs’ compensation program.

Our NEOs for 2017 were:

•	Lynn A. Peterson, Chairman, President and Chief Executive Officer;

•	James P. Henderson, Executive Vice President and Chief Financial Officer;

•	Cathleen M. Osborn, Vice President and General Counsel;

•	Michael J. Eberhard, Vice President and Chief Operating Officer; and

•	Nicholas A. Spence, Vice President and Chief Development Officer.

2017 EXECUTIVE SUMMARY
Following is an executive summary of our executive compensation program:
Compensation Philosophy

•
Our executive compensation program is designed to pay for performance and link incentives to current and long-term sustained achievement of Company strategic goals and to our shareholder returns. It encourages our executive officers to think and act like owners, because they are owners and as such are compensated in significant part based on the performance of the Company.

Pay Elements

•
Our executive compensation program is comprised of three primary elements: base salaries, annual cash incentives, and long-term incentives that include both time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) that are subject to a three-year performance period. Financial metrics used for the annual performance-based bonus are linked to the Company’s strategic business plans. PSUs are earned based on the Company’s relative TSR as compared to its peer companies.

•
In 2017, 88% of our CEO’s compensation was made up of either annual cash incentives or long-term incentives and 78% of the average of the other NEOs’ compensation was made up of either annual cash incentives or long-term incentives.

Setting Compensation

•	Executive compensation decisions are made by our independent Compensation Committee.

•
When making compensation decisions, the Compensation Committee receives input from its independent compensation consultant (Alvarez & Marsal Taxand, LLC) and our CEO. Our Compensation Committee also reviews the compensation paid by a peer group of companies that reflects the nature of the Company’s operations and competition for executive talent.

Company Performance in 2017

▪
In a period where much of the industry has seen a significant loss in shareholder value due to the impacts of external market factors, we ranked fourth among our 2017 compensation peer group for 2017 TSR and eighth among our 2017 compensation peer group for five-year TSR during the period.

▪
We achieved a number of key strategic initiatives in 2017, and created significant value through operational results and economic returns on capital and development costs. Please see the discussion beginning on page 6 under the heading “2017 Performance Summary” for additional details.

Key 2017 Compensation Actions

•	The Compensation Committee did not make significant structural changes to our executive compensation program for 2017.

•	After assessing our total compensation and peer compensation levels, the Compensation Committee chose to award market-based increases to the base salary levels of our NEOs in 2017.

•
The structure of our annual performance-based cash incentive program remained the same in 2017. We achieved all of the performance metrics under our 2017 annual performance-based cash incentive program at the maximum level, and therefore paid annual incentives at 200% of the target level in accordance with the program structure.

•
The structure of our long-term incentive program opportunities for executives remained the same in 2017, with 30% of the target annual award value granted in the form of time-based RSUs which vest in equal installments on each of the first three anniversaries of the grant date and the remaining 70% of the target annual equity award comprised of PSUs which are earned based on our relative TSR performance against our peer companies over a three-year performance period.

Changes to 2018 Compensation Program

•
To better align our executive compensation with shareholder returns, the Compensation Committee established new performance metrics and weightings for our annual performance-based incentive program in 2018 to emphasize value creation. 2018 performance metrics include Oil & Gas Sales Volume (MBOE) Growth per Debt-Adjusted Share, EBITDA, Drilling Rate of Return, Individual Objectives, and Safety.

•
The Company modified its long-term incentive program for 2018 to provide that 35% of the target annual award value will be granted in the form of time-based RSUs, and the remaining 65% of the target annual equity award value will be comprised of two types of performance-based PSUs, one measured by relative TSR to our peer companies and the other comprised of performance goals, with both subject to a three-year performance period.

Governance Standards and Compensation Best Practices Currently in Effect

•	Significant portion of CEO and other NEO pay is performance-based and at risk.

•	100% of the Compensation Committee members are independent.

•	Direct retention by the Compensation Committee of its independent compensation consultant.

•	Stock ownership guidelines for our executive officers and directors.

•	Formal policy prohibiting hedging and pledging of Company securities by executive officers and directors.

•	No excise tax gross ups.

•	Relatively modest executive perquisites.

•	No executive-only retirement plans.

Overview

The Compensation Committee oversees and has overall responsibility for the compensation program for our NEOs. The Compensation Committee reviews, adopts, and oversees our compensation strategy, policies, plans, and programs.

In evaluating executive officer pay, the Compensation Committee may retain the services of an independent compensation consultant or research firm. The Compensation Committee may also consider recommendations from our Chief Executive Officer (other than for himself). Our Compensation Committee assesses the information it receives in accordance with its business judgment. All decisions with respect to executive compensation are first approved by our Compensation Committee and then submitted, together with the Compensation Committee’s recommendations, to our Board for final approval.

We choose to pay the various elements of compensation discussed in this CD&A in order to attract, retain, and motivate our high performing and well respected executive talent, reward annual performance, and to provide incentives for the achievement of intermediate and long-term strategic goals.

In order to strengthen the pay for performance linkage in the Company’s compensation packages, over the past three years the Compensation Committee has worked to establish that compensation for our named executive officers and entire leadership team is aligned with the Company’s operating philosophy of emphasizing risk management and financial stability while striving to achieve long-term shareholder value. In 2015, the Compensation Committee retained the services of Compensation & Benefit Solutions, LLC, which was later acquired by Alvarez & Marsal Taxand, LLC (the “Compensation Consultant”), to assist in the design of a compensation program for 2016 and future years that is more directly linked to performance. As a result of the consultation, and subsequent engagement with shareholders, the Company has adopted and continues to refine an executive pay program that we believe directly links incentive compensation payouts to our executives to performance, as detailed further below.

Compensation Objectives

The Compensation Committee established the following set of objectives for the executive compensation program:

•
The executive compensation program should provide fair and market-competitive compensation based upon the employee’s position, experience, and individual performance while maintaining fiscal responsibility for shareholders;

•
A significant portion of the CEO’s and other NEOs’ total compensation should be variable performance-based and at risk and should take into consideration the growth and profitability of the Company; and

•
The executive compensation program should seek to reward executive officers for increasing the Company’s stock price over the long-term by providing compensation opportunities for NEOs in the form of long-term equity awards, the amounts of which are subject to performance modifications in the event of inferior or superior performance by the Company (including a limitation whereby awards cannot vest above target levels in the event that TSR for the performance period is negative, regardless of relative performance compared to the 2017 compensation peer group).

Compensation Philosophy

Following are the principal tenets of our executive officer compensation philosophy.

We Pay for Performance

The Company firmly believes in the “pay for performance” philosophy whereby compensation for our named executive officers and entire leadership team is aligned with the Company’s operating philosophy of emphasizing risk management and financial stability while striving to achieve long-term shareholder value. Based on this philosophy, a significant portion of our NEOs’ compensation in 2017 was awarded in the form of performance-based short-term cash incentives and shareholder return-based long-term equity incentives. Each of these incentives plays a role in aligning pay with the Company’s performance and in aligning the long-term financial interests of our NEOs with those of our shareholders. Each of these incentives is earned, or value from them is achieved, based on the performance of the Company and the executive.

In 2017, 70% of the long-term equity incentive awards are at-risk, subject to vesting based on the Company’s TSR relative to a selected peer group of companies. TSR is an important metric to the Board and management because stock price performance is reflective of shareholder value. The charts below display our one- and annualized five-year TSR as compared to the annualized TSR of our 2017 compensation peer group and to the S&P MidCap 400 Energy Index, respectively. The charts below reflect trading prices through December 31, 2017. For 2017, the Company’s TSR ranked fourth best among the 2017 compensation peer group and above the S&P MidCap 400 Energy Index. These charts display the Company’s significant TSR performance, and TSR improvement, in a period where much of the industry has seen a significant loss in shareholder value due to the impacts of external market factors and in a period of expansion by SRC, most notably through the Greeley Crescent acquisitions and capital market financings.

Please note that Clayton Williams Energy, Inc. and Rice Energy, Inc. were not included in the one-year TSR chart as trading history was not sufficient to calculate this metric due to those companies being acquired mid-measurement period. In addition to the companies listed above, Eclipse Resources Corporation, Extraction Oil & Gas, Inc., Parsley Energy, Inc., and RSP Permian, Inc. were not included in the five-year TSR chart as trading history was not sufficient to calculate this metric.

We Pay Market Competitive Compensation

In order to pay market competitive compensation, the Compensation Committee considers compensation data from our peer companies, and such data is an important reference point in the Compensation Committee’s decision making. However, decisions regarding NEO compensation are made by analyzing a number of factors, of which market data is a single component. With respect to compensation decisions for 2017, our Compensation Consultant and the Compensation Committee searched for public companies in our industry which are similar in size based on revenue, assets, net income, market capitalization and total enterprise value. Additional factors, such as geographical operations, complexity of operations, and other more subjective factors were also considered in the peer company selection process.

The following table includes the peer companies that comprised the 2017 compensation peer group which was utilized by the Compensation Committee as part of compensation decisions.

Bill Barrett Corporation	Matador Resources Company
Callon Petroleum Company	Oasis Petroleum Inc.
Carrizo Oil & Gas Inc.	Parsley Energy, Inc.
Clayton Williams Energy, Inc. (subsequently acquired by Noble Energy)	PDC Energy, Inc.
Diamondback Energy, Inc.	Resolute Energy Corporation
Eclipse Resources Corp	Rice Energy Inc. (subsequently acquired by EQT Corporation)
Extraction Oil & Gas, LLC	RSP Permian, Inc.
Gulfport Energy Corp.	SM Energy Company
Halcon Resources Corporation	Whiting Petroleum Corp.
Laredo Petroleum, Inc.	WPX Energy, Inc.

The Compensation Committee intends to review this peer group on an annual basis, and may make adjustments to the companies that are included or excluded in order to reflect the shifting landscape within the industry and to provide that the peer group adequately reflects the nature of the Company’s operations and competition for talent.

Our Executive Compensation Programs Should be Structured, but Should Allow for Company Discretion

In 2016, the Company began to utilize objective, pre-established performance goals and a more structured long-term equity incentive grant program that it believes will help drive sustainable, long-term performance. To this end, in 2017, the Company continued to utilize performance-based short-term and long-term equity incentive awards primarily based on objective, determinable criteria. However, in order to maintain flexibility to provide that executive compensation packages are continuously aligned with shareholder interests, the Compensation Committee has retained negative discretion to reduce any short-term or long-term incentive awards where the Compensation Committee feels that performance does not warrant payouts at the formulaically determined levels.

Tax and Accounting Consequences Should not Drive our Executive Compensation Programs

The Compensation Committee’s current focus is primarily on incentivizing and rewarding performance that increases shareholder value and that supports the growth of the Company. Accordingly, our compensation programs are not largely driven by tax and accounting considerations. However, where appropriate, the Committee may consider the tax and accounting ramifications of the Company’s plans, arrangements, and agreements. Specifically, Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount of compensation in excess of $1,000,000 that the Company may deduct with respect to its chief executive officer and certain other highly compensated executive officers whose compensation is included in the Company’s proxy statement. There are exceptions to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Although the performance-based compensation limitation has generally been eliminated for newly issued compensation as part of the recently-enacted Tax Cuts & Jobs Act, the Company intends that its 2017 performance-based short-term incentive and outstanding performance-based long-term equity incentive awards continue to qualify under the applicable transition rules as “performance-based” within the meaning of Section 162(m), so that such compensation is deductible by the Company without regard to the $1,000,000 limit. However, deductibility of such awards is not guaranteed, and we may choose to pay nondeductible compensation if we deem it necessary or desirable to attract, retain and reward the executive talent necessary for our success. The Company will evaluate the impact of the changes to Section 162(m) under the Tax Cuts & Jobs Act for both the current year as well as future years.

Compensation Setting Process

Roles and Responsibilities

The following chart provides an overview of the roles and responsibilities of those parties involved with designing and administering our executive compensation programs.

Responsible Party	Roles and Responsibilities
Compensation Committee of the Board of Directors The Committee is comprised of Independent Directors and reports to the Board.
•    Oversees all executive officer compensation levels, including benefits, having a goal of maintaining compensation levels that are comparable to the marketplace and in conformity with shareholder interests.
•    Administers the Company’s equity and other compensation plans.
•    Reviews and approves corporate goals and objectives relevant to CEO compensation.
•    Evaluates the CEO’s performance in light of set goals and objectives, and determines and approves the CEO’s compensation level based on this evaluation.
•    Has authority to determine and approve NEO compensation.
•    Makes recommendations to the Board with respect to incentive compensation plans and equity-based plans.
•    Develops a compensation committee report on executive compensation as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

Compensation Consultant

Alvarez & Marsal Taxand, LLC, as an independent consultant retained directly by the Compensation Committee, provides consulting advice on matters of governance and executive compensation.

•    Provides advice and guidance on the appropriateness and competitiveness of our compensation programs relative to Company performance and market practice.
•    Performs all functions at the direction of the Compensation Committee.
•    Attends Compensation Committee informal discussions and meetings, as requested.
•    Provides advice and guidance regarding governance issues bearing on the executive compensation determinations.
•    Provides market data, as requested.
•    Consults on various compensation matters and compensation program designs and practices.
•    Conducts an assessment of the risks arising from our compensation programs.
•    Confers with the CEO on behalf of the Compensation Committee concerning compensation, incentives and goals for other NEOs.
•    Assists in selection of the Company’s peers.

Chairman and CEO With the support of other members of the management team.
•    Reviews performance of the other executive officers and makes recommendations to the Compensation Committee with respect to their compensation.
•    Confers with the Compensation Committee concerning design and development of compensation and benefit plans for Company employees.

Review of Executive Officer Compensation

Our review of executive officer compensation encompasses both the structure of our executive compensation program and the targeted amount of compensation. When making compensation decisions, the Compensation Committee considered multiple sources of internal and external data. Comparative compensation information is one of several analytical tools that we use in setting executive compensation and the Compensation Committee utilizes its judgment in determining the nature and extent of its use of comparative companies. When exercising its discretion, the Compensation Committee may consider factors such as the nature of the officer’s duties and responsibilities as compared to the corresponding position in the peer companies, the experience and value the executive brings to the role, the executive’s performance results, the success demonstrated in meeting financial and other business objectives, the relationship of compensation earned compared to Company performance, and the impact on the internal equity of our pay structure within the Company.

Timing of Compensation Decisions

In 2016, the Company implemented an annualized compensation setting process (aside from certain circumstances that might require intermediate activity), whereby the Compensation Committee reviews base salaries and target incentive awards at the beginning of each calendar year, with performance criteria established prior to the end of the first quarter of the Company’s new fiscal year. Following completion of the fiscal year (or performance period, as applicable), the Compensation Committee will determine the short-term incentive cash payouts for the NEOs. Additionally, following completion of the applicable performance period for long-term equity incentive awards, the Compensation Committee will determine what portion, if any, of such awards will be deemed earned and vested. Finally, the Compensation Committee reviews compensation on an as needed basis, including when new employees are hired, existing employees are promoted, or when other factors it deems relevant merit a compensation review.

Components of Compensation

The Company’s executive compensation program has three components: base salary, annual cash-based short-term incentive awards, and long-term equity compensation. In addition to the cash and equity components of compensation, the NEOs also participate in the Company’s health and retirement benefits programs generally available to all employees.

Compensation Component	Description	Purpose	Key Characteristic
Base Salary
Cash compensation based on the executive officer’s role and employment agreement, if any. Salary levels are evaluated annually and may be adjusted for length of service, competitive considerations or recognition of a change in responsibilities.
		• Provide financial certainty and stability • Attract and retain executive talent • Recognize experience, length of service, competitive market conditions and individual performance	Fixed
Annual Incentive Award
Each year the Compensation Committee approves awards for the NEOs, and establishes performance metrics and target awards for the upcoming year. The Compensation Committee determines the extent to which an award is earned and the amount of such award based on individual and Company performance against pre-established goals.
		• Motivate executive officers to achieve key annual goals and position the Company for long-term success • Reward executive officers for individual performance and overall Company performance	Variable/At-Risk
Long-Term Incentive Award
Each executive officer is eligible to receive an award at the discretion of the Compensation Committee based upon long-term performance potential. Awards are generally made annually and are comprised of a mix of time-based vesting and performance-based vesting requirements.

•    Provide an incentive for executive officers to achieve long-term sustainable success for the Company and to promote shareholder value
•    Attract, motivate, reward and retain executive talent
•    Link realized value directly to shareholder return by applying a three-year performance period measuring relative TSR for performance-based awards
Variable/At-Risk

In furtherance of the linkage between pay and performance, the Company requires that a significant portion of each NEO’s pay be comprised of variable/at-risk elements. For 2017, the mix of fixed to variable/at-risk pay for both the CEO, and the average of the other NEOs, was as follows:

Fixed vs. Variable/At-Risk Pay

CEO Fixed vs. Variable/At-Risk Pay
12%
88%
Fixed Pay
Variable/At-Risk Pay

CEO Compensation by Component
12%
31%
14%
43%
Base Salary (Fixed)
STI (Variable/At-Risk)
Time-Based LTI (Variable/At-Risk)
Performance-Based LTI (Variable/At-Risk)

Other NEO Average Fixed vs. Variable/At-Risk Pay
22%
78%
Fixed Pay
Variable/At-Risk Pay

Other NEO Average Compensation by Component
22%
31%
12%
35%
Base Salary (Fixed)
STI (Variable/At-Risk)
Time-Based LTI (Variable/At-Risk)
Performance-Based LTI (Variable/At-Risk)

Base Salaries

Base salary is designed to compensate our NEOs at a fixed level of compensation that provides some financial certainty and security for our NEOs, and also serves as a retention tool throughout the executive’s career. In determining base salaries, our Compensation Committee considers many things, including each executive’s role and responsibilities with the Company, unique skills, future potential with the Company, salary levels for similar positions in our market, and internal pay equity. As part of its annual review of base salaries, the Compensation Committee approved increases to the base salaries of our NEOs in December 2017.

The following table shows our NEOs’ respective base salaries for 2016 and 2017:

Name	2016 Base Salary	2017 Base Salary
Lynn A. Peterson, Chief Executive Officer and President	$610,000	$650,000
James P. Henderson, Executive Vice President and Chief Financial Officer	$375,000	$399,000
Cathleen M. Osborn, Vice President and General Counsel	$285,000	$336,000
Michael J. Eberhard, Vice President and Chief Operations Officer	$310,000	$336,000
Nicholas A. Spence, Vice President and Chief Development Officer	$310,000	$336,000

2017 Short-Term Incentive Compensation

Annual cash-based short-term incentive (“STI”) awards are designed to incentivize our NEOs through a variable compensation program based on the Company’s as well as the individual’s performance. Award targets are set as a percentage of each NEO’s base salary, with threshold and maximum opportunities available depending upon performance against the pre-established performance criteria.

Threshold performance will result in payouts equal to 50% of target, while maximum performance will result in payouts equal to 200% of target. Performance in between payout levels will result in pro-rated payouts. Performance below the threshold level will result in no payouts. Additionally, the Compensation Committee will retain negative discretion to adjust downward any payouts if, in the Compensation Committee’s sole discretion, it believes that Company or individual performance does not warrant a payout at the determined level.

In February 2017, we set target STI awards for the NEOs as follows:

Named Executive Officer	Title	Base Salary	Threshold (% of Base Salary)	Target (% of Base Salary)	Maximum (% of Base Salary)	Threshold ($)	Target ($)	Maximum ($)
Lynn Peterson	CEO & President	$650,000	62.5%	125%	250%	$406,250	$812,500	$1,625,000
James Henderson	CFO	$399,000	45%	90%	180%	$179,550	$359,100	$718,200
Mike Eberhard	COO	$336,000	30%	60%	120%	$100,800	$201,600	$403,200
Nicholas Spence	CDO	$336,000	30%	60%	120%	$100,800	$201,600	$403,200
Cathleen Osborn	General Counsel	$336,000	30%	60%	120%	$100,800	$201,600	$403,200

In February 2017, for each STI award to be earned, we established the following metrics and weightings:

Performance Metrics	Metric Weight %
Production	20%
Adjusted EBITDA	25%
Proved Reserves	20%
Individual Objectives	25%
Safety	10%

2017 STI Performance Results

Upon completion of the 2017 fiscal year, we reviewed the Company’s performance relative to the performance metrics described above. Results for 2017 were as follows:

Performance Metrics	Weighting of Performance Metrics	Performance Threshold (Amount/Volume)	Performance Target (Amount/Volume)	Performance Maximum (Amount/Volume)	2017 Actual Performance
Production (Oil & Gas Sales Volume MBOE)	20%	6,716	7,555	8,395	12,481
Adjusted EBITDA ($MM) (1)	25%	$155,250	$186,300	$207,000	$282,564
Increase in proved developed reserves (MBOE) (1)	20%	23,861	26,843	29,826	69,311
Individual objectives	25%	Based on Committee’s assessment			Varies by NEO
Safety	10%	Based on Committee’s assessment			Maximum

(1)	See Appendix A, Reconciliation of Non-GAAP Financial Measures for a reconciliation of these measures to the most comparable GAAP measure.

Overall, we believe the Company far exceeded the operational and financial performance targets for 2017. Further, and in light of the high level of performance detailed in this Proxy Statement under the heading “2017 Performance Summary”, the Company determined that the actual bonus amounts earned for 2017 performance were as follows:

Performance Metrics	Weighting of Performance Metrics	Lynn Peterson, CEO & Chairman	James Henderson, CFO	Mike Eberhard, COO	Nicholas Spence, CDO	Cathleen Osborn, General Counsel
Production (Oil & Gas Sales Volume MBOE)	20%	$325,000	$143,640	$80,640	$80,640	$80,640
Adjusted EBITDA ($MM)	25%	$406,250	$179,550	$100,800	$100,800	$100,800
Increase in proved developed reserves (MBOE)	20%	$325,000	$143,640	$80,640	$80,640	$80,640
Individual objectives	25%	$406,250	$179,550	$100,800	$100,800	$100,800
Safety	10%	$162,500	$71,820	$40,320	$40,320	$40,320
TOTAL	100%	$1,625,000	$718,200	$403,200	$403,200	$403,200

2017 Long-Term Incentive Compensation

The Company believes that performance-based equity awards that are directly tied to shareholder return should be a significant portion of the long-term incentive (“LTI”) program. However, the Company also recognizes the retentive value of time-based awards and believes that while a well-rounded LTI compensation program should be linked to shareholder return, it should also provide the NEOs with a certain amount of time-based vesting compensation so as to avoid incentivizing excessive risk taking. Accordingly, in 2017 the Company continued to utilize the structure developed for equity awards in 2016.

Under the LTI structure, each NEO is eligible for a target award value based on a percentage of base salary. Generally, thirty percent (30%) of the target annual award value was granted in the form of time-based restricted stock units (“RSUs”) which vest in equal installments on each of the first three anniversaries of the grant date as long as the NEO remains employed with the Company. The remaining 70% of the target annual equity award was comprised of performance-based restricted stock units (“PSUs”) which are subject to a three-year performance period. The PSUs will vest, if at all, based on the Company’s TSR relative to a selected peer group of companies (i.e., relative TSR) over the three-year performance period. The peer group of companies used for determining the PSU payouts is generally based on the compensation peer group above, with selected companies removed to better reflect a comparison to our stage of development as a company.

With regard to the PSUs, performance at threshold levels will result in 50% of the target number of PSUs vesting, while performance at maximum levels will result in 200% of the target number of PSUs vesting. Further, should TSR for the Company be negative at the end of the performance period, vesting of awards will be limited to the target number of shares, irrespective of how the Company’s TSR compares to the TSR of the selected peer group companies. Finally, the Compensation Committee will retain negative discretion to adjust downward the amount of an award that will vest should the Committee, in its sole discretion, believe that Company performance does not warrant vesting at the determined levels.

In February 2017, we set target LTI awards for the NEOs and made LTI compensation grants as follows:

Named Executive Officer	Title	Base Salary	Total LTI Percentage of Salary	RSU% of Total LTI Award	2017 LTI RSU Award ($ Value)	2017 LTI RSU Award (#)	Performance Stock Unit % of Total LTI Award	2017 LTI Target Performance-Vested Stock Unit Award ($ Value)	2017 LTI Target Performance-Vested Stock Unit Award (#)
Lynn Peterson	CEO & President	$650,000	400%	30%	$780,000	90,069	70%	$1,820,000	210,113
James Henderson	CFO	$399,000	250%	30%	$299,250	34,555	70%	$698,250	80,610
Nicholas Spence	COO	$336,000	150%	30%	$151,200	17,459	70%	$352,800	40,729
Mike Eberhard	CDO	$336,000	150%	30%	$151,200	17,459	70%	$352,800	40,729
Cathleen Osborn	General Counsel	$336,000	150%	30%	$151,200	17,459	70%	$352,800	40,729

The actual number of RSUs issued to each NEO was determined by dividing the individual’s 2017 LTI RSU award value by the ten trading day average closing price of one share of the Company’s common stock for the period ending February 17, 2017 (being $8.66 per share), rounded down to the nearest whole number. The RSUs are scheduled to vest in three equal installments beginning on February 21, 2018, provided that the NEO remains employed with the Company or an affiliate continuously through the applicable vesting dates. In determining each NEO’s 2017 LTI RSU award value, the RSU percentage was 30% of the NEO’s target LTI.

The number of target PSUs issued to each NEO was determined by dividing the individual’s 2017 LTI PSU award value by $8.66 per share, rounded down to the nearest whole number. In determining each NEO’s 2017 LTI PSU award value, the PSU percentage was 70% of the NEO’s target LTI.

Each NEO shall vest in 0% - 200% of their respective target PSUs based on the relative TSR of the Company between January 1, 2017 and December 31, 2019, as measured against the TSR of certain peer companies over that period, provided that the NEO remains employed with the Company or an affiliate continuously from the grant date through December 31, 2019.

For the 2017 PSU awards, the number of shares ultimately earned will be determined as follows:

Relative Ranking	% of Target PSUs Vesting
1st - 4th	200%*
5th-8th	100%
9th-13th	50%
14th	0%

* In the event that the Company’s TSR is negative, the amount of shares vesting will be limited to 100% of target. The peer group of companies used for determining the PSU payouts is generally based on the compensation peer group, but includes Jagged Peak Energy Inc. and does not include Clayton Williams Energy, Inc., Diamondback Energy, Inc., Eclipse Resources Corp., Halcon Resources Corporation, Parsley Energy, Inc., Resolute Energy Corporation, Rice Energy Inc., or RSP Permian, Inc.

Benefits

In addition to cash and equity compensation programs, NEOs participate in the health insurance programs generally available to all Company’s employees. All NEOs are eligible to participate in the Company’s 401(k) plan on the same basis as all other employees. The Company’s contributions to the 401(k) plan consist of a discretionary matching contribution equal to 100% of compensation deferrals not to exceed 3% of eligible compensation, plus 50% of compensation deferrals in excess of 3% of eligible compensation not to exceed more than 6% of eligible compensation. We do not have a defined benefit pension plan, profit sharing, or other retirement plan.

Executive Share Ownership Requirements

In 2016, the Board adopted share ownership requirements for the Company’s NEOs and Vice Presidents. Required ownership ranges from 1 times to 6 times base salary. Qualified holdings include stock owned directly, as well as unvested time-based restricted stock and RSUs (unvested PSUs do not qualify toward the ownership requirement). The value of the shares held to determine whether the ownership guidelines are met is measured on April 1 each year, as the average of the month-end closing price for the 12 months preceding the date of calculation. Executives subject to these requirements will have a five-year phase-in period in which to meet the ownership requirements, and will be required to hold 50% of the net shares vested or acquired under equity awards granted by the Company (excluding shares withheld or sold to cover applicable taxes on the vesting of such awards and/or the exercise price of the awards) until the ownership guidelines are satisfied. Below are the specific guidelines for the Company’s NEOs:

Position	Required Ownership as a Multiple of Base Salary
CEO	6x
Other NEOs	3x
Vice Presidents	1x

Anti-Hedging, Anti-Pledging Policy

The Company has adopted a policy to expressly prohibit directors and officers from pledging Company securities as collateral or engaging in any hedging or monetization transaction related to Company securities.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

For purposes of 2017 compensation, the Compensation Committee reviewed the elements of executive compensation to determine whether any portion of the executive compensation package encouraged excessive risk taking and concluded:

•
Significant weighting toward incentive compensation provides a strong incentive for the executive officers to produce value for shareholders. At the same time, providing sizable market-based cash base salaries for the executive officers helps avoid unreasonable risk-taking by the executive team by ensuring that they are not entirely dependent on achieving incentive compensation in order to attain a significant, but market-based, cash compensation level;

•	Goals are appropriately set to avoid targets that, if not achieved, result in an unreasonably large percentage loss of compensation;

•
Incorporating a time-based vesting component for a portion of the annual long-term equity incentive awards provides the NEOs with a measure of security to avoid incentivizing excessive risk-taking solely in order to drive the value of their incentive award payouts; and

•	The Compensation Committee should retain negative discretion for both STI and LTI awards in order to align payouts with actual Company and individual performance.

2015 Shareholder Say-on-Pay Vote

We provide our shareholders with the opportunity to cast a non-binding advisory vote on the compensation of our NEOs when required by SEC rules. At our annual meeting of shareholders in December 2015, based upon total shares voted, our shareholders did not approve our NEOs’ compensation, with approximately 49% voting in favor and approximately 50% voting against (with approximately 1% abstaining). The Compensation Committee takes the views of our shareholders seriously. We believe their dissatisfaction with our previous executive compensation programs, as well as the issues that were raised by certain proxy advisory firms with respect to historic pay agreements between the Company and its former executives, were primarily responsible for the negative voting outcome. In response to the opinions of our shareholders and the issues raised with our historic pay agreements, the Company undertook a complete redesign of its executive compensation programs for calendar year 2016, and the Company continued its review and made additional program improvements for 2017. The compensation program for 2017 described in this CD&A was intended to address our shareholders’ concerns and the issues raised with our historic pay agreements, and was developed with the help of the Compensation Consultant, which was hired directly by the Compensation Committee in late 2015 to assist the Compensation Committee in evaluating and redefining the Company’s executive compensation policies and procedures.

Changes for 2018 Compensation

In late 2017, the Compensation Committee continued its work to provide that compensation for our named executive officers and entire leadership team remains aligned with the Company’s operating philosophy and long-term shareholder interests, while also incorporating feedback from our shareholders. To this end, the Compensation Committee made several changes to the compensation structure for 2018, including adjusting the timing for compensation decisions as well as modifying the performance criteria for our performance-based incentive compensation programs.

Timing of Compensation Review and Certain Decisions

Beginning with the compensation review and determination process for 2018 and going forward, the Company will continue utilizing an annualized compensation setting process (aside from certain circumstances that might require intermediate activity). However, unlike previous years, going forward the Compensation Committee will review base salaries and target incentive awards at the end of each calendar year, with changes effective as of January 1 of the subsequent year, and performance criteria established prior to the end of the first quarter of the Company’s subsequent fiscal year.

2018 Short-Term Incentive Compensation

For 2018, the Compensation Committee will continue to utilize annual cash-based STI awards designed to incentivize our NEOs through a variable compensation program based on the Company’s as well as the individual’s performance. However, the Company will modify the performance metrics with respect to such awards, as one of the key areas of feedback the Company received from shareholders involved the metrics utilized as part of the incentive compensation programs. Prior to 2017, performance metrics were established by the Compensation Committee to demonstrate the productive and cash flow generating capacity of the Company’s assets, especially the then-recent GCI Acquisition. In addition, the Committee felt it was imperative that the Company focus on developing a base of producing assets and included “Increase in Proved Developed Reserves” to emphasize this importance. However, we believe a metric related to performance on a debt adjusted per-share basis and a metric related to the rate of return on drilling, rather than simply measuring top line performance, would be more meaningful. Based upon discussions with our shareholders, the Compensation Committee has begun working with management to evaluate appropriate approaches to incorporate a debt-adjusted per-share metric and a drilling rate of return metric.

Based on the shareholder feedback and the Compensation Committee’s subsequent analyses regarding the new metrics, in February 2018 we established the following metrics and weightings, for each STI award to be earned:

Performance Metrics	Metric Weight %
Oil & Gas Sales Volume (MBOE) Growth per Debt-Adjusted Share	20%
Adjusted EBITDA	20%
Drilling Rate of Return	20%
Individual Objectives	20%
Safety	20%

2018 Long-Term Incentive Compensation

In discussions with our shareholders, a strong preference was voiced in favor of splitting the performance component of the LTI award so as not to be based fully on total shareholder return. Specifically, shareholders were concerned that LTI awards based entirely on TSR incentivize share price growth above all else, potentially at the expense of the long-term health of the Company. As such, for 2018 the Company modified the structure developed for equity awards to incorporate a component of performance-based LTI based on the achievement of selected corporate goals in addition to TSR.

Under the 2018 LTI structure, each NEO will continue to be eligible for a target award value based on a percentage of base salary. Additionally, approximately thirty-five percent (35%) of the target annual award value will be granted in the form of time-based RSUs which vest in equal installments on January 1 of each year following the grant date as long as the NEO remains employed with the Company. The remaining 65% of the target annual equity award for 2018 will be comprised of two types of performance-based PSUs, both subject to a three-year performance period. The first type of PSUs will vest, if at all, based on the Company’s TSR relative to a selected peer group of companies (i.e., relative TSR) over the performance period (the “TSR PSUs”). The peer group of companies used for determining the PSU payout is generally based on the compensation peer group above, with selected companies removed to better reflect a comparison to our stage of development as a company. Approximately thirty-five percent (35%) of the target annual award value will be granted in the form of these TSR PSUs. The second type of PSU will vest, if at all, based on the Company’s performance against Company performance goals as determined by the Compensation Committee (the “Corporate Goals PSUs”). Approximately thirty percent (30%) of the target annual award value will be granted in the form of these Corporate Goals PSUs.

With regard to both PSU awards, performance at threshold levels will result in 50% of the target number of PSUs vesting, while performance at maximum levels will result in 200% of the target number of PSUs vesting. For the TSR PSUs, should TSR for the Company be negative at the end of the performance period, vesting of awards will be limited to the target number of TSR PSUs, irrespective of how the Company’s TSR compares to the TSR of the selected peer group companies. The Compensation Committee will retain both positive and negative discretion to adjust upward or downward the amount of a PSU or TSR PSU award that will vest should the Committee, in its sole discretion, believe that Company performance does not warrant vesting at the determined levels.

Executive Compensation Tables

Summary Compensation Table

On February 25, 2016, our Board of Directors approved a change of our fiscal year from August 31 to December 31, commencing with the twelve-month period beginning on January 1, 2016. Certain disclosures in this Proxy Statement cover the four-month Transition Period ended December 31, 2015. The following table shows the compensation paid or accrued to our NEOs for the three most recently completed fiscal years of the Company, including the Transition Period (indicated as “TP”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	Stock Awards ($)(8)	Option Awards ($)(9)	All Other Compensation ($)(10)	Total ($)
Lynn A. Peterson(1)	2017	643,333	—	1,625,000	3,006,586	—	23,780	5,298,699
Chairman, Chief Executive Officer and President	2016	607,500	—	1,172,420	2,422,636	—	10,727	4,213,283
	TP	200,000	375,000	—	1,001,000	—	8,975	1,584,975
	2015	150,000	250,000	—	2,865,000	9,699,023	—	12,964,023

James P. Henderson(2)	2017	395,000	—	718,200	1,153,478	—	23,780	2,290,458
Executive Vice President and Chief Financial Officer	2016	375,000	—	612,638	794,299	—	10,727	1,792,664
	TP	125,000	126,000	—	220,500	779,323	9,080	1,259,903
	2015	8,654	—	—	727,500	—	—	736,154

Cathleen M. Osborn(3)	2017	327,500	—	403,200	582,804	—	23,564	1,337,068
Vice President and General Counsel	2016	282,500	—	273,885	603,675	—	10,727	1,170,787

Michael J. Eberhard(4)	2017	331,667	—	403,200	582,804	—	24,200	1,341,871
Vice President and Chief Operating Officer	2016	287,500	—	278,690	327,429	—	10,727	904,436

Nicholas A. Spence(5)	2017	331,667	—	403,200	582,804	—	24,200	1,341,871
Vice President and Chief Development Officer	2016	287,500	—	224,315	327,429	—	10,727	849,971

(1)	Mr. Peterson was appointed as President on May 27, 2015, and Chairman and Chief Executive Officer effective January 1, 2016.

(2)	Mr. Henderson was appointed as Executive Vice President and Chief Financial Officer on August 24, 2015.

(3)	Ms. Osborn was appointed as Vice President and General Counsel on August 31, 2015. Ms. Osborn first became a named executive officer during the year ended December 31, 2016.

(4)
Mr. Eberhard was appointed as Vice President and Chief Operating Officer – Operations on June 22, 2016. Mr. Eberhard first became a named executive officer during the year ended December 31, 2016. Mr. Eberhard’s title was adjusted on June 14, 2017 to better reflect his duties.

(5)
Mr. Spence was appointed as Vice President and Chief Operating Officer – Development on June 22, 2016. Mr. Spence first became a named executive officer during the year ended December 31, 2016. Mr. Spence’s title was adjusted on June 14, 2017 to better reflect his duties.

(6)	“Bonus” column includes prior-year discretionary annual bonuses as well as the signing bonus paid to Mr. Peterson upon his appointment as President.

(7)
“Non-Equity Incentive Plan Compensation” includes amounts paid under the Company’s annual cash-based short-term incentive program. For a description of the 2017 awards, see “—Components of Compensation—2017 Short-Term Incentive Compensation and 2017 STI Performance Results”.

(8)	Represents the grant date fair value of stock-based compensation awards, which, for 2016 and 2017, include RSUs and PSUs.

The 2017 grants are described in “—Components of Compensation—2017 Long-Term Incentive Compensation” and detailed in the “2017 Grants of Plan-Based Awards” table below. The amounts represent the grant date fair value of stock issued for services computed in accordance with ASC 718 on the date of grant. Pursuant to ASC 718, the aggregate grant date fair value of PSUs is determined by multiplying the target number of shares by a Monte Carlo calculation model. Please see Note 13 to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2017 for information regarding the principles used to calculate the grant date fair values set forth above. Assuming that the highest level of performance conditions will be achieved, the grant date fair value of the stock-based compensation awards would be (i) $5,273,705 and $3,914,321 for Mr. Peterson’s 2017 and 2016 awards, respectively; (ii) $1,607,313 and $1,283,372 for Mr. Henderson’s 2017 and 2016 awards, respectively; (iii) $812,109 and $975,375 for Ms. Osborn’s 2017 and 2016 awards, respectively; (iv) $812,109 and $518,354 for Mr. Eberhard’s 2017 and 2016 awards, respectively; and (v) $812,109 and $518,354 for Mr. Spence’s 2017 and 2016 awards, respectively.

(9)
Represents the grant date fair value of options granted, computed in accordance with ASC 718 on the date of grant. Please see Note 13 to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2017 for information regarding the principles used to calculate the grant date fair values set forth above.

(10)
“All Other Compensation” includes compensation received that we could not properly report in any other column of the table. These amounts represent the Company matching contribution to the Company’s 401(k) Plan, disability insurance premiums, cell phone allowance, parking allowance, and executive physicals.

2017 Grants of Plan-Based Awards

The following table provides information for each of our NEOs regarding STI and LTI awards granted in 2017:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Peterson	02/24/2017	406,250	812,500	1,625,000	—		—	—	—
	02/24/2017	—	—	—	105,056	210,113	420,226	—	2,267,119
	02/24/2017	—	—	—	—	—	—	90,069	739,466

Mr. Henderson	02/24/2017	179,550	359,100	718,200	—	—	—	—	—
	02/24/2017	—	—	—	40,305	80,610	161,220	—	869,782
	02/24/2017	—	—	—	—		—	34,555	283,697

Ms. Osborn	02/24/2017	100,800	201,600	403,200	—	—	—	—	—
	02/24/2017	—	—	—	20,364	40,729	81,458	—	439,466
	02/24/2017	—	—	—	—	—	—	17,459	143,338

Mr. Eberhard	02/24/2017	100,800	201,600	403,200	—	—	—	—	—
	02/24/2017	—	—	—	20,364	40,729	81,458	—	439,466
	02/24/2017	—	—	—	—	—	—	17,459	143,338

Mr. Spence	02/24/2017	100,800	201,600	403,200	—	—	—	—	—
	02/24/2017	—	—	—	20,364	40,729	81,458	—	439,466
	02/24/2017	—	—	—	—	—	—	17,459	143,338

(1)
Represents threshold, target and maximum cash awards made to each of the NEOs in February 2017 and payable under the Company’s annual cash-based STI program. For a description of the 2017 awards, see “—Components of Compensation—2017 Short-Term Incentive Compensation”.

(2)
Represents PSU grants made to each of the NEOs in February 2017 that would vest upon the achievement of a threshold, target, and maximum level of performance. The actual number of PSUs that will vest will not be determinable until the close of the three-year vesting period on December 31, 2019 and will depend on our relative TSR performance over that period. See “—Components of Compensation—2017 Long-Term Incentive Compensation” above for additional information about these equity awards.

(3)
The amounts shown reflect RSU grants made to each of the NEOs in February 2017. See “—Components of Compensation—2017 Long-Term Incentive Compensation” above for additional information about these equity awards.

(4)
Represents the grant date fair value of PSUs and RSUs computed in accordance with ASC 718 on the date of grant. Please see Note 13 to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2017 for information regarding the principles used to calculate the grant date fair values set forth above.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding options, unvested stock bonus shares, unvested RSUs, and unvested PSUs held by our NEOs as of December 31, 2017. Market values for outstanding stock awards are presented as of December 31, 2017 based on the closing price of our common stock on the NYSE American on December 29, 2017 of $8.53, the last trading day during 2017.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Unit or Other Rights That Have Not Vested ($)(1)
Mr. Peterson	5/27/2015	1,050,000	700,000	(3)	11.46	5/27/2025	—		—	—		—
	5/27/2015	—	—		—	—	100,000	(4)	853,000	—		—
	3/30/2016	—	—		—	—	60,198	(6)	513,489	—		—
	3/30/2016	—	—		—	—	—		—	210,690		1,797,186
	2/24/2017	—	—		—	—	90,069	(5)	768,289	—		—
	2/24/2017	—	—		—	—	—		—	210,113		1,792,264

Mr. Henderson	8/24/2015	—	—		—	—	30,000	(7)	255,900	—		—
	12/15/2015	90,000	60,000	(8)	10.01	12/15/2025	—		—	—		—
	3/30/2016	—	—		—	—	19,737	(6)	168,357	—		—
	3/30/2016	—	—		—	—	—		—	69,078		589,235
	2/24/2017	—	—		—	—	34,555	(5)	294,754	—		—
	2/24/2017	—	—		—	—	—		—	80,610		687,603

Ms. Osborn	9/1/2015	40,000	60,000	(9)	10.34	8/31/2025	—		—	—		—
	9/1/2015	—	—		—	—	30,000	(10)	255,900	—		—
	3/30/2016	—	—		—	—	15,000	(6)	127,950	—		—
	3/30/2016	—	—		—	—	—		—	52,500		447,825
	2/24/2017	—	—		—	—	17,459	(5)	148,925	—		—
	2/24/2017	—	—		—	—	—		—	40,729		347,418

Mr. Eberhard	8/12/2015	—	—		—	—	30,000	(10)	255,900	—		—
	9/1/2015	40,000	60,000	(11)	10.34	9/1/2025	—		—	—		—
	3/30/2016	—	—		—	—	11,482	(6)	101,012	—		—
	3/30/2016	—	—		—	—	—		—	17,763		151,518
	6/22/2016	—	—		—	—	—		—	7,730	(14)	65,937
	2/24/2017	—	—		—	—	17,459	(5)	148,925	—		—
	2/24/2017	—	—		—	—	—		—	40,729		347,418

Mr. Spence	10/5/2015	40,000	60,000	(12)	11.35	10/5/2025	—		—	—		—
	10/5/2015	—	—		—	—	30,000	(13)	255,900	—		—
	3/30/2016	—	—		—	—	11,842	(6)	101,012	—		—
	3/30/2016	—	—		—	—	—		—	17,763		151,518
	6/22/2016	—	—		—	—	—		—	7,730	(14)	65,937
	2/24/2017	—	—		—	—	17,459	(5)	148,925	—		—
	2/24/2017	—	—		—	—	—		—	40,729		347,418
Vesting of the awards noted above is generally subject to continued employment by the recipient during the vesting period following the grant date.

(1)	These amounts were calculated based on $8.53 per share, which was the closing price of the Company’s common stock on December 29, 2017, the last trading day of 2017.

(2)
The amounts in this column represent PSU grants made to each of the NEOs that would vest upon the achievement of a threshold, target, and maximum level of performance. The actual number of PSUs that will vest will not be determinable until the close of the applicable three-year vesting period and will depend on our relative TSR performance over that period. See “—Components of Compensation—2017 Long-Term Incentive Compensation” above for additional information about these equity awards.

(3)	These nonqualified stock options vest in five equal installments beginning on May 27, 2015.

(4)	These stock bonus shares vest in five equal installments beginning on May 27, 2015.

(5)
The amounts shown reflect RSU grants made to each of the NEOs in February 2017. These RSUs vest in three equal installments beginning on February 21, 2018. See “—Components of Compensation—2017 Long-Term Incentive Compensation” above for additional information about these equity awards.

(6)	These RSUs vest in three equal installments beginning on March 30, 2017.

(7)	These stock bonus shares vest in five equal installments beginning on August 24, 2015.

(8)	These nonqualified stock options vest in five equal installments beginning on December 15, 2015.

(9)	These nonqualified stock options vest in five equal installments beginning on September 1, 2016.

(10)	These stock bonus shares vest in five equal installments beginning on September 1, 2016.

(11)	These nonqualified stock options vest in five equal installments beginning on September 1, 2016.

(12)	These nonqualified stock options vest in five equal installments beginning on October 5, 2016.

(13)	These stock bonus shares vest in five equal installments beginning on October 5, 2016.

(14)
These PSUs were granted to each of the COOs upon their promotion in June 2016. These awards vest upon the achievement of a threshold, target, and maximum level of performance. The actual number of PSUs that will vest will not be determinable until the close of the three-year performance period ending on December 31, 2018 and will depend on our relative TSR performance over that period.

Option Exercises and Stock Vested

The following table shows information for our NEOs concerning stock options exercised and stock awards vested during the year ended December 31, 2017:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Peterson	—	—	113,431	897,584
Mr. Henderson	—	—	33,202	270,068
Ms. Osborn	—	—	19,166	156,902
Mr. Eberhard	—	—	15,921	131,359
Mr. Spence	—	—	15,921	145,159

(1)
For option awards, the value realized is the difference between the fair market value of our common stock at the time of exercise and the exercise price. For stock awards, the value realized is based on the closing price of our common stock on the vesting date.

Potential Payments Upon Termination or Change in Control

As of December 31, 2017, the only NEO who had an employment agreement was Mr. Peterson. The rest of the NEOs are party to severance compensation agreements as explained below.

Employment Agreements

Lynn A. Peterson. Mr. Peterson is party to an employment agreement dated May 27, 2015, as amended December 22, 2016 and February 21, 2018, that expires on May 31, 2020. Pursuant to his employment agreement, upon Mr. Peterson’s death or disability, he (or his legal representative) is entitled to receive all compensation that would otherwise be payable to Mr. Peterson through the last day of the month in which his death occurs or in which his employment is terminated due to disability, and any unvested equity grants and stock options that vest solely upon the passage of time shall immediately vest. Mr. Peterson (or his legal representative) will have the right to exercise any outstanding options for the first to occur of a period of one year or the expiration date of the original term of such grant. In the event of his termination for “cause,” Mr. Peterson is entitled to be paid through the date of his termination of employment. In the event the Company terminates Mr. Peterson’s employment other than for cause or due to his death or disability and not in connection with or within 12 months following a change in control (as defined in the employment agreement), the Company will pay to Mr. Peterson a lump sum amount equal to two times Mr. Peterson’s annual salary (as in effect at the time of termination) plus one and one-half times Mr. Peterson’s most recent bonus plus an amount equal to 18 months of COBRA premiums (calculated based on COBRA rates at the time of termination assuming Mr. Peterson elected COBRA covering the same benefits and same family members that were covered immediately prior to Mr. Peterson’s termination) (the “Termination Payment”), and any unvested equity grants and stock options that vest solely upon the passage of time shall immediately vest. In the event of a “constructive termination” other than in connection with or within 12 months following a change in control, Mr. Peterson may terminate his employment upon not less than 30 days’ notice, and will be entitled to receive the Termination Payment, and any unvested equity grants and stock options that vest solely upon the passage of time shall immediately vest. In the event of a change of control, if the Company terminates Mr. Peterson’s employment without the occurrence of a “cause” event on or within 12 months following a change of control and not due to Mr. Peterson’s death or disability, or if during such time a constructive termination event has occurred, the Company will pay to Mr. Peterson a lump sum amount equal to three times Mr. Peterson’s annual salary (as in effect at the time of termination) plus two times Mr. Peterson’s most recent bonus. All of Mr. Peterson’s unpaid or unvested equity grants and stock options that vest solely upon the passage of time shall be immediately vested upon a change of control (whether or not followed by his termination of employment), and the expiration date of any options which would expire within 6 months after the constructive termination will be extended to the date that is the earlier to occur of 12 months after the date of the constructive termination or the expiration date of the original term of such grant. In addition, upon a change of control and Mr. Peterson’s termination of employment, he will receive the value of 24 months of COBRA premiums (calculated based on COBRA rates at the time of termination assuming Mr. Peterson elected COBRA covering the same benefits and same family members that were covered immediately prior to Mr. Peterson’s termination) in a cash lump sum. The termination payments provided in the employment agreement are subject to modification as necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended. The termination payments described above (other than those payable in connection with a change of control) are subject to Mr. Peterson’s execution of a release agreement reasonably acceptable to the Company and are not payable in the event of a material breach of the employment agreement by Mr. Peterson. Mr. Peterson’s employment agreement contains confidentiality obligations applicable during the term of his employment and thereafter. The employment agreement also contains a non-competition provision which is applicable during the term of the employment agreement and for one year thereafter and restricts Mr. Peterson from being employed by or owning an interest in any company which competes with the Company and from owning an interest in any property located within 50 miles of any property owned or under consideration by the Company, subject to certain exceptions. During his term of employment, the Company agrees to nominate Mr. Peterson for election to the Board.

Severance Compensation Agreements

Each of the NEOs, other than Mr. Peterson, is currently party to a severance compensation agreement.

Generally, under the severance compensation agreements, if an executive experiences a separation from service from the Company, outside of a change in control (as defined in the severance agreement), that (a) is initiated by the Company for any reason other than for cause, death, or disability, or (b) is initiated by the executive for “good reason” within 90 days following the expiration of the cure period afforded the Company to rectify the condition giving rise to “good reason” ((a) and (b), collectively a “Qualifying Termination”), then the executive will receive an amount equal to his or her base salary and short-term incentive award, along with certain benefits for a 12-month period. If an executive experiences a Qualifying Termination on or within 18 months following a change in control, the executive will receive an amount equal to two times his or her base salary and one-and-a-half times his or her short-term incentive award, along with certain benefits for an 18-month period. Any unvested equity grants and stock options that vest solely upon the passage of time will become vested in full immediately prior to a change in control. The termination payments described above are subject to the executive’s execution of a release agreement, the form of which is attached to the severance agreement, and such payments may be suspended in the event of any breach or suspected breach of the severance agreement by the executive. The severance agreements contain confidentiality obligations applicable during the term of executive’s employment by the Company and thereafter. The severance agreements also contain a non-competition provision which is applicable during the term of the executive’s employment by the Company and for one year thereafter and restricts the executive from being employed by or owning an interest in any company which competes with the Company as further described in the severance agreement. The severance agreements also contain a non-solicitation provision which is applicable during the term of the executive’s employment by the Company and for one year thereafter and restricts the executive from soliciting the Company’s executives to terminate or reduce employment or soliciting the business of any of the Company’s clients or customers.

Estimated Termination and Change in Control Benefits

The following table quantifies the benefits that would have been received by our NEOs had they experienced a termination of employment under various circumstances as of December 31, 2017 under the terms of their employment agreements or severance agreements, as applicable, in effect on such date:

Name	Payment Type	Termination Upon Death or Disability ($)	Termination for Cause ($)	Termination without Cause or for Good Reason(1) ($)	Certain Terminations upon or after a Change of Control(2) ($)
Mr. Peterson(3)	Cash Payment	—	—	3,058,630	4,294,840
	Equity (3)	5,724,227	—	3,331,261	4,825,634
	COBRA	—	—	10,403	13,871
	TOTAL	5,724,227	—	6,400,294	9,134,345

Mr. Henderson	Cash Payment	—	—	1,011,638	1,716,957
	Equity (4)	1,995,849	—	1,144,624	1,701,232
	COBRA			12,982	19,472
	TOTAL	1,995,849	—	2,169,244	3,437,661

Ms. Osborn	Cash Payment	—	—	609,885	1,082,828
	Equity (4)	1,328,019	—	797,856	1,104,106
	COBRA			7,258	10,886
	TOTAL	1,328,019	—	1,414,999	2,197,820

Mr. Eberhard	Cash Payment	—	—	614,690	1,090,035
	Equity (4)	1,070,711	—	694,129	961,984
	COBRA			11,894	17,841
	TOTAL	1,070,711	—	1,320,713	2,069,860

Mr. Spence	Cash Payment	—	—	560,315	1,008,473
	Equity (4)	1,070,711	—	694,129	961,984
	COBRA			6,489	9,733
	TOTAL	1,070,711	—	1,260,933	1,980,190

(1)
For Mr. Peterson, the cash amount in this column reflects severance payment pursuant to his employment agreement of two times Mr. Peterson’s annual salary plus one and a half times his most recent bonus (a) if the Company terminates Mr. Peterson’s employment other than for cause or due to his death or disability, or (b) in the event of a “constructive termination”, and in each case not in connection with or within 12 months following a change in control.

For Mr. Henderson, Ms. Osborn, Mr. Eberhard and Mr. Spence, the cash amount in this column reflects severance payment pursuant to their respective severance agreements equal to the executive’s annual salary plus the executive’s short-term incentive award (a) if the Company terminates the executive’s employment for any reason other than for cause, death, or disability, or (b) if separation from service is initiated by the executive for good reason within 90 days following the expiration of the cure period afforded the Company to rectify the condition giving rise to good reason, and in each case not in connection with or within 18 months following a change in control.

(2)
For Mr. Peterson, the cash amount in this column reflects a severance payment pursuant to his employment agreement of three times Mr. Peterson’s annual salary plus two times his most recent bonus (a) if the Company terminates Mr. Peterson’s employment other than for cause or due to his death or disability, or (b) in the event of a “constructive termination”, in each case upon or within 12 months following a change in control.

For Mr. Henderson, Ms. Osborn, Mr. Eberhard and Mr. Spence, the cash amount in this column reflects severance payment pursuant to their respective severance agreements of two times the executive’s annual salary plus one-and-a-half times the executive’s short-term incentive award (a) if the Company terminates the executive’s employment for any reason other than for cause, death, or disability, or (b) if separation from service is initiated by the executive for good reason within 90 days following the expiration of the cure period afforded the Company to rectify the condition giving rise to good reason, in each case upon or within 18 months following a change in control.

(3)
As disclosed in the Form 8-K filed by the Company on February 23, 2018, Mr. Peterson and the Company entered into a Second Amendment to Employment Agreement on February 21, 2018 (the “Amended Agreement”). However, the Amended Agreement only formalized actions previously taken by the Compensation Committee. Therefore, the table quantifies the benefits that would have been received by Mr. Peterson had he been terminated as of December 31, 2017 under the terms of his employment in effect on such date and under the Amended Agreement.

(4)
Equity amounts are based on the closing price of our common stock on the NYSE American on December 29, 2017 of $8.53, the last trading day during 2017. With respect to PSUs, pursuant to the PSU award agreements, the following vesting scenarios apply based on the various termination events:

a)	Upon death or disability, the performance period shall be deemed to have ended and the executive shall earn 100% of the target PSUs at such time.

b)
Upon termination of the executive’s continuous employment by the Company without “cause” or for good reason, (A) executive’s target PSUs will be reduced and upon termination shall be equal to the product of (i) the target PSUs, multiplied by (ii) a fraction, (x) the numerator of which is the number of days the executive remained in continuous employment from the start of the performance period through the date of termination, and (y) the total number of days in the performance period, and (B) the target PSUs shall remain outstanding and the executive shall be entitled to receive payment (if any) in respect of such reduced target PSUs at the end of the performance period or upon a change in control as if executive’s employment had not terminated.

c)
Upon a change in control, the performance period shall end as of the date of the change in control, and the executive will vest in the number of PSUs based on the Company’s TSR relative to a selected peer group of companies described in “—Components of Compensation—2017 Long-Term Incentive Compensation” above, based on the executive’s target PSUs and the Company’s relative TSR as of the date of the change in control.

Equity Compensation Plan Information

The following table summarizes information related to our equity compensation plans under which our equity securities are authorized for issuance as of December 31, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (#)	Weighted-Average Exercise Price of Outstanding Options and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity compensation plans approved by security holders
2015 Equity Incentive Plan	3,877,788 (1)	7.53	110,158
2011 Non-Qualified Stock Option Plan (2)	3,679,500	9.63	—
2011 Incentive Stock Option Plan (2)	767,500	11.08	—
2011 Stock Bonus Plan (2)	303,200	N/A	—
Equity compensation plans not approved by security holders	—	—	—
Total	7,370,346		2,149,238

(1)
Includes 784,186 shares of common stock to be issued pursuant to outstanding RSUs and 1,903,768 shares estimated to be issued based upon outstanding PSUs if the PSUs are assumed to payout at maximum, each as described in “—Components of Compensation—2017 Long-Term Incentive Compensation” above. These shares have been excluded from the weighted average exercise price calculation.

(2)	Plans were terminated upon the adoption of the 2015 Equity Incentive Plan in December 2015.

CEO Pay Ratio Disclosure

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of our median employee’s annual total compensation to the annual total compensation of our CEO and the ratio of those two amounts beginning with the fiscal year starting on January 1, 2017.

To comply with this requirement, we determined that as of December 31, 2017, the 2017 annual total compensation of our median compensated employee, other than our CEO, was $155,361. Our CEO’s annual total compensation for 2017 was $5,298,699. The ratio of these amounts is 34.1 to 1. As discussed above, approximately 88% of the CEO’s total compensation is variable/at-risk, whereas only approximately 12% of the median compensated employee’s total compensation is variable/at-risk, illustrating the differing nature of our pay structures for our CEO and other senior executives and our employee population.

As of December 31, 2017, our total population consisted of 122 employees. To identify the median compensated employee, we used a Consistently Applied Compensation Measure (“CACM”) defined as the aggregation of base salary (including overtime compensation), equity compensation (determined based on the grant date fair market value all awards), bonus payments (expected bonuses to be paid in 2018 for executives and actual bonus paid in 2017 for all other employees), employer retirement contributions, and the value of fringe benefits. When SEC rules permitted, we annualized pay for those individuals not employed for a full year in 2017. We did not exclude any employees from our analysis.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios

PROPOSAL NO. 5—ADVISORY VOTE ON THE FREQUENCY OF
ADVISORY VOTES ON EXECUTIVE COMPENSATION

Introduction and Proposal

As described in Proposal 4 above, in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our shareholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers. This Proposal 5 affords our shareholders the opportunity to vote, on a non-binding advisory basis, on how frequently we should seek an advisory vote on the compensation of our named executive officers, such as Proposal 4 above. The enclosed proxy card gives our shareholders three choices for voting on this Proposal 5. You can choose whether the say-on-pay vote should be conducted every year, every two years, or every three years.

When you vote in response to the resolution below, you may cast your vote on your preferred voting frequency by choosing among the following three options: every year, every two years, or every three years.

“RESOLVED, that the Company hold a shareholder advisory vote to approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, with a frequency of once every year, every two years or every three years, whichever receives the highest number of votes cast with respect to this resolution.”

Vote Required for Approval

The frequency of the advisory vote on executive compensation receiving the highest number of votes cast (a plurality of votes cast) — every year, every two years or every three years — will be considered the frequency recommended by shareholders. Abstentions and broker non-votes will not be counted as votes cast on the proposal. Our Board values the opinions of our shareholders and will consider the outcome of the vote when considering frequency of the advisory vote on executive compensation. However, this vote is advisory, and therefore not binding on the Company or our Board.

Board Recommendation

The Board recommends a vote for every “1 Year” as the frequency for advisory votes on executive compensation.

PROPOSAL NO. 6—RATIFICATION OF INDEPENDENT REGISTERED
ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit the books and records of the Company for the fiscal year ending December 31, 2018 and the Company is submitting the appointment of Deloitte & Touche LLP to the shareholders for ratification. If the appointment is not ratified, the Audit Committee will reconsider its selection. In addition, the Audit Committee may elect to appoint a different independent registered public accounting firm for the year ending December 31, 2018 or any other period at any time if it determines that doing so would be in the best interests of the Company and its shareholders, regardless of the outcome of the vote on this proposal. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Fees Paid to Principal Accountants

As described in the Company’s Current Report on Form 8-K filed on June 14, 2016, on June 13, 2016 the Audit Committee determined to change the Company’s independent accounting firm effective as of such date and notified EKS&H LLLP, the Company’s then-current independent accounting firm, of its dismissal. On June 13, 2016, the Audit Committee engaged Deloitte & Touche LLP to serve as the independent accounting firm for the Company, effective as of such date.
The reports of EKS&H LLLP on the Company’s financial statements for the fiscal years ended August 31, 2014 and 2015, and for the Transition Period ended December 31, 2015, did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended August 31, 2014 and 2015, the Transition Period ended December 31, 2015, and through June 14, 2016, the Company did not have any disagreements with EKS&H LLLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to EKS&H LLLP’s satisfaction, would have caused EKS&H LLLP to make reference thereto in its reports on the Company’s financial statements for the relevant periods. During the fiscal years ended August 31, 2014 and 2015, the Transition Period ended December 31, 2015 and through June 14, 2016, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

In accordance with Item 304(a)(3) of Regulation S-K, we provided EKS&H LLLP with a copy of the disclosures made in the Current Report on Form 8-K filed on June 14, 2016 prior to its filing with the SEC. We requested EKS&H LLLP to furnish the Company a letter addressed to the SEC stating whether or not it agreed with the statements made in the Form 8-K. Such letter was filed as Exhibit 16.1 to the Form 8-K.

During the fiscal years ended August 31, 2014 and 2015, the Transition Period ended December 31, 2015 and prior to the effective date of the engagement, the Company did not consult with Deloitte & Touche LLP regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, (b) the type of audit opinion that might be rendered on the Company’s financial statements by Deloitte & Touche LLP, in either case where a written report or oral advice provided by Deloitte & Touche LLP that Deloitte & Touche LLP determined would be an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issues or (c) any other matter that was the subject of a disagreement between the Company and its former auditor or was a reportable event (as described in Items 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K, respectively).

For the year ended December 31, 2016, fees paid or accrued to EKS&H LLLP were:

Year Ended December 31, 2016
Audit Fees	$129,650
Audit-Related Fees	25,000
Tax Fees	111,225
All Other Fees	23,000
Total Fees	$288,875

For the years ended December 31, 2016 and 2017, fees paid or accrued to Deloitte & Touche LLP were:

	Year Ended December 31, 2016	Year Ended December 31, 2017
Audit Fees	$405,000	$502,500
Audit-Related Fees	0	40,000
Tax Fees	0	0
All Other Fees	2,000	1,964
Total Fees	$407,000	$544,464

Audit fees represent amounts billed for professional services rendered for the audit of our annual financial statements, our system of internal control over financial reporting, the reviews of the financial statements included in our Form 10-Q and Form 10-K reports, and the reviews of our registration statements on Form S-3 and Form S-8. Audit-related fees include amounts billed for the audits of the historical financial statements of companies acquired and due diligence activities performed on our behalf. Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning for the Company. All other fees represent amounts billed for provided access to workpapers in conjunction with the auditor change and technical accounting subscriptions.

Audit Committee Pre-Approval Policy

The Audit Committee has policies and procedures regarding the pre-approval of audit and non-audit services performed by an outside accountant. The committee is required to pre-approve all engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and permissible non-audit services, subject to any exception under Section 10A of the Exchange Act and the rules promulgated thereunder. Pre-approval authority may be delegated in certain circumstances. All of the services described in “Fees Paid to Principal Accountants” were approved by the Audit Committee pursuant to its pre-approval policies as in effect as of the relevant time.

Report of the Audit Committee

Management is responsible for the Company’s internal controls and preparation of the consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibilities include monitoring and overseeing these processes.

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2017 (the “Audited Financial Statements”) with the Company’s management and Deloitte & Touche LLP. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements of Auditing Standards AU § 380) as adopted by the PCAOB in Rule 3200T, as amended. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Rule 3526 and has discussed with Deloitte & Touche LLP its independence from the Company. The Audit Committee has discussed with management and Deloitte & Touche LLP such other matters and received such assurances from them as the Audit Committee deemed appropriate.

Based on the foregoing review and discussions and relying thereon, the Audit Committee has recommended that the Board include the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

AUDIT COMMITTEE MEMBERS:

Paul J. Korus
Raymond E. McElhaney
Jack Aydin

Vote Required for Approval

The ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm for the year ending December 31, 2018 will be approved if the votes cast in favor of the proposal exceed the votes cast against it. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Board Recommendation

The Board recommends that you vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered accounting firm for the year ended December 31, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and footnotes show information as of March 12, 2018 regarding the beneficial ownership of our common stock by:

•	Each shareholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	Each member of the Board and each of our named executive officers; and

•	All members of the Board and our executive officers as a group.

Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Name of Beneficial Owner(1)	Number of Common Shares Beneficially Owned		Percentage of Outstanding Common Shares Beneficially Owned (2)
5% or Greater Owners:
Blackrock, Inc.	31,331,828	(3)	12.96%
SailingStone Capital Partners LLC	29,460,468	(4)	12.18%
The Vanguard Group, Inc.	17,272,647	(5)	7.14%

Named Executive Officers:
Lynn A. Peterson	1,362,468	(6)	*
James P. Henderson	216,430	(7)	*
Cathleen M. Osborn	76,332	(8)	*
Michael J. Eberhard	100,510	(9)	*
Nicholas A. Spence	100,661	(10)	*

Non-Employee Directors:
Raymond McElhaney	334,915	(11)	*
Jack Aydin	86,042	(12)	*
Daniel E. Kelly	71,713	(13)	*
Paul Korus	43,844	(14)	*
Jennifer S. Zucker	9,652	(15)	*
All directors and executive officers as a group (10 individuals)	2,402,567	(16)	1.00%

*     Represents less than 1% of the Company’s outstanding shares of common stock.

(1)	Unless otherwise noted, the address of these persons is c/o SRC Energy Inc., 1675 Broadway, Suite 2600, Denver, Colorado 80202.

(2)
For each holder of stock awards or other securities that are currently vested or exercisable or that vest or become exercisable within 60 days of March 12, 2018, we treat the common stock underlying those securities as owned by that holder and as outstanding shares when we calculate that holder’s percentage ownership of our common stock. We do not treat that common stock as outstanding when we calculate the percentage ownership of any other holder.

(3)
Based solely on a review of a Schedule 13G/A filed with the SEC on January 19, 2018, Blackrock, Inc. beneficially owned 31,331,828 shares of our common stock and has sole dispositive power with respect to all of the shares and sole voting power with respect to 30,704,565 of such shares. The address of Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)
Based solely on a review of a Schedule 13G filed with the SEC on February 6, 2018, SailingStone Capital Partners LLC beneficially owned 29,460,468 shares of our common stock and has sole voting and sole dispositive power with respect to all such shares. Each of SailingStone Holdings LLC, MacKenzie B. Davis and Kenneth L. Settles Jr. share voting and dispositive power with respect to all such shares. The address of SailingStone Capital Partners LLC is One California Street, 30th Floor, San Francisco, California 94111.

(5)
Based solely on a review of a Schedule 13G filed with the SEC on February 9, 2018, The Vanguard Group, Inc. beneficially owned 17,272,647 shares of our common stock and has sole voting power with respect to 283,088 of such shares and sole dispositive power with respect to 16,982,720 of such shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(6)	Shares beneficially owned include 30,099 shares of common stock subject to RSUs vesting within 60 days of March 12, 2018.

(7)	Shares beneficially owned include 9,868 shares of common stock subject to RSUs vesting within 60 days of March 12, 2018.

(8)	Shares beneficially owned include 7,500 shares of common stock subject to RSUs vesting within 60 days of March 12, 2018.

(9)	Shares beneficially owned include 5,921 shares of common stock subject to RSUs vesting within 60 days of March 12, 2018.

(10)
Shares beneficially owned include 5,921 shares of common stock subject to RSUs vesting within 60 days of March 12, 2018. Shares beneficially owned does not include 2,100 shares of common stock owned by Mr. Spence’s spouse for which he disclaims beneficial ownership.

(11)	Shares beneficially owned include 5,715 shares of common stock subject to RSUs vesting within 60 days of March 12, 2018.

(12)	Shares beneficially owned include 5,715 shares of common stock subject to RSUs vesting within 60 days of March 12, 2018.

(13)	Shares beneficially owned include 5,715 shares of common stock subject to RSUs vesting within 60 days of March 12, 2018.

(14)	Shares beneficially owned include 5,715 shares of common stock subject to RSUs vesting within 60 days of March 12, 2018.

(15)	Shares beneficially owned include 5,715 shares of common stock subject to RSUs vesting within 60 days of March 12, 2018.

(16)	Shares beneficially owned include 87,884 shares of common stock subject to RSUs issued to executive officers and non-employee directors vesting within 60 days of March 12, 2018.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and holders of more than 10% of the common stock are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. If requested, the Company assists its officers and directors in complying with the reporting requirements of Section 16(a) of the Exchange Act.

Based solely on a review of the reports furnished to the Company or on written representations from reporting persons that all reportable transactions were reported, the Company believes that, during the year ended December 31, 2017, the Company’s officers and directors and owners of more than 10% of the Company’s common stock timely filed all reports they were required to file under Section 16(a) of the Exchange Act.

OTHER MATTERS
The Board is not aware of any other matters that are to be presented at the Annual Meeting, and it has not been advised that any other person will present any other matters for consideration at the Annual Meeting. If other matters should properly come before the Annual Meeting, the shareholders present, or the persons, if any, authorized by a valid proxy to vote on their behalf, will vote on such matters in accordance with their judgment.

SHAREHOLDER PROPOSALS
Any proposal that a shareholder wishes to include in the Company’s Proxy Statement for the 2019 annual meeting of shareholders must be received by the Company at its principal office on or prior to December 3, 2018, and must be submitted in compliance with SEC Rule 14a-8. Proposals should be addressed to:

SRC Energy Inc.
Attention: Corporate Secretary
1675 Broadway, Suite 2600
Denver, CO 80202

Advance Notice Procedures Under the Company’s Bylaws

Any proposal or nomination for director that a shareholder wishes to propose for consideration at the 2019 annual meeting of shareholders, but does not seek to include in our proxy statement under applicable SEC rules, must be submitted in accordance with Article II of the Company’s Bylaws, which provides that no business may be brought before an annual meeting of shareholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered advance notice to the Company. The advance notice must contain certain information specified in the Bylaws and be delivered to the Corporate Secretary at the address set forth above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the case of the 2019 annual meeting, the notice must be delivered between January 18, 2019 and February 17, 2019. However, the Bylaws also provide that if the meeting is held more than 30 days before the anniversary of the prior year’s annual meeting or 60 days after such anniversary, notice can generally be given not later than the tenth day following the day on which public announcement of the date of the annual meeting is first made by the Company.

Pursuant to SEC Rule 14a-4(c)(1), if our Corporate Secretary receives any shareholder proposal at the address listed above after February 16, 2019 that is intended to be presented at the 2019 annual meeting of shareholders, the proxies designated by the Board will have discretionary authority to vote on such proposal.

HOUSEHOLDING INFORMATION
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and reduce expenses for companies. Both the Company and some of our intermediaries may be householding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials sent to your address, householding will continue until you are notified otherwise or until you revoke your consent. Should you wish to receive separate copies of our annual report and proxy statement in the future, we will promptly deliver a separate copy of each of these documents to you if you send a written request to us at our address appearing on the cover of this Proxy Statement, to the attention of our corporate secretary. If you hold your shares through an intermediary that is householding and you want to receive separate copies of our annual report and proxy statement in the future, you should contact your bank, broker or other nominee.

By Order of the Board of Directors,

/s/ Lynn A. Peterson
Lynn A. Peterson
Chief Executive Officer
April 2, 2018

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of (1) ratio of net debt to EBITDA and (2) cash return on average capital employed:

	At December 31, 2017	At December 31, 2016	At December 31, 2015
Total Shareholders’ Equity - (A)	$1,308,434	840,739	506,510

Notes Payable and Revolving Credit Facility - (B)	550,000	80,000	78,000
Less: Cash and Cash Equivalents	(48,772)	(18,615)	(66,499)

Net Debt (Non-GAAP) - (C)	501,228	61,385	11,501

Total Capitalization (GAAP) - (A) + (B)	1,858,434	920,739	584,510

Total Capitalization (Non-GAAP) - (A) + (C)	1,809,662	902,124	518,011

Average Capitalization (Non-GAAP) - (year end + previous year end) / 2 - (D)	1,355,893	710,068	517,250

EBITDA (Non-GAAP) - (E)	282,564	65,241	86,659

Average Cash Return on Capital Employed - (E) / (D)	20.8%	9.2%	16.8%

Average Cash Return on Capital Employed for Three-Year Period Ending December 31, 2017	15.6%

Total Debt (GAAP) to EBITDA - (B) / (E)	1.9	1.2	0.9

Net Debt (non-GAAP) to EBITDA - (C) / (E)	1.8	0.9	0.1

Reconciliation of production increase from 2016 on a debt-adjusted per-share basis:

	For the Twelve Months Ended December 31,
	2017	2016
Production (MBOE) - (A)	12,481	4,271

Weighted-average shares outstanding (diluted) - (B)	206,744	173,774
Average Net Debt (Non-GAAP) - (C) (1)	184,650	5,291
Volume-weighted average share price - (D)	8.165	6.931
Debt converted to shares - (C) / (D)	22,615	763
Total weighted-average debt-adjusted shares outstanding - (C) / (D) + (B)	229,359	174,537

Production (MBOE per weighted-average debt-adjusted shares outstanding	0.054	0.024
Growth of Production per debt-adjusted share	125%

(1)	Net debt calculation:

	Dec 31 2017	Sep 30 2017	June 30 2017	Mar 31 2017	Dec 31 2016	Sep 30 2016	Jun 30 2016	Mar 31 2016	Dec 31 2015
Revolving Credit Facility	-	150,000	90,000	-	-	-	-	-	78,000
Notes payable, net of issuance costs	538,186	76,216	76,010	75,809	75,614	75,424	75,860	-	-
Total	538,186	226,216	166,010	75,809	75,614	75,424	75,860	-	78,000
Cash and Cash Equivalents	48,772	21,325	36,677	33,197	18,615	63,757	78,634	50,937	66,499
Net Debt	489,414	204,891	129,333	42,612	56,999	11,667	(2,774)	(50,937)	11,501

Reconciliation of “finding and development cost”:

For the Twelve Months Ended December 31, 2017
Total Costs Incurred in Exploration and Development Activities (GAAP)	$1,169,592
Plus: Change in Future Development Costs	$464,319
Less: Capitalized Interest, Capitalized G&A, and Other	(26,677)
Less: Acquisition Costs of Unproved Properties	(535,489)
Less: Other Property and Equipment, and Land	(4,397)
Total Expenditures for Exploration, Development and Acquisitions of Proved Properties (Non-GAAP) (A)	$1,067,348

Net Proved Reserve Additions from All Sources – Oil Equivalents (MMBOE)
Revisions of Previous Estimates	14,581
Purchases of Reserves in Place	45,103
Extensions, Discoveries and Other Additions	87,535
Total Proved Reserve Additions (C)	147,219
Finding and Development Cost (per BOE) (A) / (C)	$7.25

Reconciliation of “increase in proved developed reserves (MBOE)”.

For the Twelve Months Ended December 31,
2017

Net Proved Developed Reserve Additions From All Sources – Oil Equivalents (MBOE)
Net Proved Developed reserves at December 31, 2016	17,863
Net Proved Developed reserves at December 31, 2017	87,350
Total change in net proved developed reserves	69,487
Plus: current year production and divestitures	13,671
Less: changes from acquisitions	(10,139)
Less: changes from pricing, costs and 3-stream conversion	(3,708)
Increase in proved developed reserves	69,311

Appendix B

THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SRC ENERGY INC.

SRC Energy Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Colorado, hereby certifies as follows:
A.These Third Amended and Restated Articles of Incorporation, which amend and restate the original Articles of Incorporation of the Corporation and all amendments and restatements thereto prior to the date hereof (the “Prior Articles”), have been approved by the Board of Directors of the Corporation (the “Board of Directors”) and the shareholders of the Corporation pursuant to Section 7-110-103 of the Colorado Business Corporation Act.
B.The Prior Articles are hereby amended and restated in their entirety to read as follows:

ARTICLE I.     Name. The name of the Corporation is SRC Energy Inc.

ARTICLE II.     Duration. The Corporation shall have perpetual duration.

ARTICLE III.    Capital Structure.

Section 1.    Authorized Capital. The total number of shares of all classes which the Corporation shall have authority to issue is 410,000,000, of which 10,000,000 shall be Preferred Shares, par value $.01 per share, and 400,000,000 shall be Common Shares, par value $.001 per share, and the designation, preferences, limitations and relative rights of the shares of each class are as set forth below.

Section 2.    Preferred Shares. Shares of Preferred Stock may be divided into such series as may be established, from time to time, by the Board of Directors. The Board of Directors, from time to time, may fix and determine the designation and number of shares of any series and the relative rights and preferences of the shares of any series so established as to distinguish the shares thereof from the shares of all other series. The Board of Directors is also authorized, within limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

Section 3.     Common Shares.

A.The rights of holders of Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors providing for the issuance of one or more series of the Preferred Shares.

B. The holders of the Common Shares shall be entitled to one vote for each Common Share held by them of record at the time for determining the holders thereof entitled to vote.

B- 1

ARTICLE IV.     Voting by Shareholders

Section 1.    Cumulative Voting. Cumulative voting shall not be allowed in the election of directors of the Corporation and every shareholder entitled to vote at such election shall have the right to vote the number of shares owned by him for as many persons as there are directors to be elected, and for whose election he has a right to vote.

Section 2.    Denial of Preemptive Rights. No shareholder of the Corporation shall by reasons of his holding shares of any class or series have any preemptive or preferential rights to purchase or subscribe to any shares of any class or series of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class or series now or hereafter to be authorized, whether or not the issuance of any such shares or notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such shareholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time, may grant, and at such price as the Board of Directors, in its discretion, may fix; and the Board of Directors, if otherwise authorized by the provisions of these Articles of Incorporation, may issue shares of any class or series of the Corporation or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class or series, without offering any such shares of any class or series either in whole or in part to the existing shareholders of any class or series.

Section 3.    Action by Written Consent. Any action required or permitted by the Colorado Business Corporation Act to be taken at a shareholders’ meeting may be taken without a meeting if the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted, consent to such action in writing.

Section 4.     Quorum. The presence of one-third of the votes entitled to be cast on any matter by a voting group constitutes a quorum of that voting group for action on the matter.

ARTICLE V.    Limitations on Director Liability. To the fullest extent permitted by the Colorado Business Corporation Act as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, so long as such director acted in good faith.

IN WITNESS WHEREOF, the undersigned has executed these Third Amended and Restated Articles of Incorporation as of this ___ day of _____, 2018.

SRC ENERGY INC.

By:    ____________________
Name:    ____________________
Title:    ____________________

B- 2

Appendix C

SRC ENERGY INC. 2015 EQUITY INCENTIVE PLAN
1.    PURPOSE OF PLAN

The purpose of this 2015 Equity Incentive Plan (this “Plan”) of SRC Energy Inc., a Colorado corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing an additional means to attract, motivate, retain and reward selected employees, directors, and other eligible persons through the grant of equity awards and certain cash compensation.
2.    ELIGIBILITY
The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant who renders bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation, or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity controlled by the Corporation directly or indirectly through one or more intermediaries; and “Board” means the Board of Directors of the Corporation.
3.    PLAN ADMINISTRATION
3.1    The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such other number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to determine the Eligible Persons who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the affirmative vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute due authorization of an action by the acting Administrator.
With respect to awards intended to satisfy the requirements for performance‑based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable stock exchange, this Plan shall be administered by a committee composed entirely of independent directors (as defined by the rules of the applicable stock exchange). Awards granted to non-employee directors shall not be subject to the discretion of any officer or employee of the Corporation and shall be administered exclusively by a committee consisting solely of independent directors.
3.2    Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:
(a)    determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive awards under this Plan;
(b)    grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;
(c)    approve the forms of award agreements (which need not be identical either as to type of award or among participants);
(d)    construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;
(e)    cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;
(f)    accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;
(g)    adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to compliance with applicable stock exchange requirements, Sections 4 and 8.6 and the applicable requirements of Section 162(m) of the Code and treasury regulations thereunder with respect to awards that are intended to satisfy the requirements for performance‑based compensation under Section 162(m) of the Code, and provided that in no case (except due to an adjustment contemplated by Section 7) shall the terms of any outstanding awards be amended (by amendment, cancellation and regrant, or other means) to reduce the per share exercise or base price of any outstanding stock option or stock appreciation right or other award granted under this Plan, or be exchanged for cash, other awards or stock option or stock appreciation rights with an exercise price that is less than the per share exercise price of the original stock option or stock appreciation rights, without stockholder approval, and further provided that any adjustment or change in terms made pursuant to this Section 3.2(g) shall be made in a manner that, in the good faith determination of the Administrator will not likely result in the imposition of additional taxes or interest under Section 409A of the Code;
(h)    determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);
(i)    determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution, acceleration or succession of awards upon the occurrence of an event of the type described in Section 7;
(j)    acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration; and

(k)    determine the Fair Market Value (as defined in Section 5.6) of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.
3.3    Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board, the Administrator, nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, legal fees) arising or resulting therefrom to the fullest extent permitted by law, the Corporation’s certificate of incorporation and bylaws, as the same may be amended from time to time, or under any directors and officers liability insurance coverage or written indemnification agreement with the Corporation that may be in effect from time to time.
3.4    Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including professional advisors to the Corporation. The Administrator shall not be liable for any such action or determination taken or made or omitted in good faith based upon such advice.
3.5    Delegation of Non-Discretionary Functions. In addition to the ability to delegate certain grant authority to officers of the Corporation as set forth in Section 3.1, the Administrator may also delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.
4.    SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMIT
4.1    Shares Available. Subject to the provisions of Section 7.1, the capital stock available for issuance under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation, par value $0.001 per share, and such other securities or property as may become the subject of awards under this Plan pursuant to an adjustment made under Section 7.1.
4.2    Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) may not exceed 10,500,000 shares of Common Stock.
The foregoing Share Limit is subject to adjustment as contemplated by Section 7.1 and Section 8.10.
4.3    Awards Settled in Cash, Reissue of Awards and Shares. The Administrator may adopt reasonable counting procedures to ensure appropriate counting and to avoid double counting (as, for example, in the case of tandem or substitute awards) as it may deem necessary or desirable in its sole discretion. Shares shall be counted against those reserved to the extent such shares have been delivered and are no longer subject to a substantial risk of forfeiture. Accordingly, to the extent that an award under the Plan, in whole or in part, is canceled, expired, forfeited, settled in cash, or otherwise terminated without delivery of shares to the participant, the shares retained by or returned to the Corporation will not be deemed to have been delivered under the Plan and will be deemed to remain or to become available under this Plan. Notwithstanding the foregoing, shares that are withheld from such an award or separately surrendered by the participant in payment of the exercise price or taxes relating to such an award, and the total number of shares subject to the exercised portion of an SAR (regardless of the actual lesser of number shares delivered to the Participant), shall be deemed to have been issued hereunder and shall reduce the number of shares remaining available for issuance under the Plan. The foregoing adjustments to the Share Limit of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.
4.4    Reservation of Shares; No Fractional Shares. The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan.
5.    AWARDS
5.1    Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:
5.1.1    Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5. Options may only be granted to Eligible Persons for whom the Corporation would be deemed to be an “eligible issuer of service recipient stock,” as defined in Treasury Regulation 1.409A-1(b)(5)(iii)(E).
5.1.2    Additional Rules Applicable to ISOs. To the extent that the aggregate Fair Market Value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the Fair Market Value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.
5.1.3    Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the number of shares of Common Stock being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the SAR is exercised, over (ii) the Fair Market Value of a share of Common Stock on the date the SAR was granted as specified in the applicable award agreement (the “base price”). The maximum term of a SAR shall be ten (10) years. SARs may only be granted to Eligible Persons for whom the Corporation would be deemed to be an “eligible issuer of service recipient stock,” as defined in Treasury Regulation 1.409A-1(b)(5)(iii)(E).
5.1.4    Restricted Stock.

(a)    Restrictions. Restricted stock is Common Stock subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Administrator may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Administrator may determine at the date of grant or thereafter. Except to the extent restricted under the terms of this Plan and the applicable award agreement relating to the restricted stock, a participant granted restricted stock shall have all of the rights of a stockholder of the Corporation, including the right to vote the restricted stock and the right to receive dividends thereon (subject to the vesting requirements in Section 5.1.4(c), below, as well as any mandatory reinvestment or other requirement imposed by the Administrator).
(b)    Certificates for Shares. Shares of restricted stock granted under this Plan may be evidenced in such manner as the Administrator shall determine. If certificates representing restricted stock are registered in the name of the participant, the Administrator may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such restricted stock, that the Corporation retain physical possession of the certificates, and that the participant deliver a stock power to the Corporation, endorsed in blank, relating to the restricted stock. The Administrator may require that shares of restricted stock are held in escrow until all restrictions lapse.
(c)    Dividends and Splits. As a condition to the grant of an award of restricted stock, subject to applicable law, the Administrator may require or permit a participant to elect that any cash dividends paid on a share of restricted stock be automatically reinvested in additional shares of restricted stock or applied to the purchase of additional awards under this Plan or held in escrow by the Corporation unless and until the related shares of restricted stock become vested. Any and all dividends or distributions (whether paid in cash or reinvested in additional shares or restricted stock or other plan awards) made on shares of restricted stock shall be subject to the same forfeiture and other restrictions as the shares of restricted stock to which they relate. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock with respect to which such stock or other property has been distributed.
5.1.5    Restricted Stock Units.

(a)    Grant of Restricted Stock Units. A restricted stock unit, or “RSU”, represents the right to receive from the Corporation on the respective scheduled vesting or payment date for such RSU, one share of Common Stock or, if specified in the applicable award agreement, the Fair Market Value of one share of Common Stock paid in cash. The vesting or payment of an award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Administrator may determine, subject to the provisions of this Plan.

(b)    Dividend Equivalent Accounts. If (and only if) required by the applicable award agreement, prior to the expiration of the applicable vesting period of an RSU, the Administrator shall pay dividend equivalent rights with respect to RSUs, in which case the Corporation shall establish an account for the participant and reflect in that account any securities, cash or other property comprising any dividend or property distribution with respect to the shares of Common Stock underlying each RSU. Each amount or other property credited to any such account shall be subject to the same vesting conditions as the RSU to which it relates. The participant shall have the right to be paid the amounts or other property credited to such account upon vesting of the RSU.

(c)    Rights as a Stockholder. Subject to the restrictions imposed under the terms and conditions of this Plan and the applicable award agreement, each participant receiving RSUs shall have no rights as a stockholder of the Corporation with respect to such RSUs until such time as shares of Common Stock are issued to the participant. In the event an RSU is settled in cash, the participant receiving RSUs shall never receive stockholder rights with respect to such award. No shares of Common Stock shall be issued at the time a RSU is granted, and the Corporation will not be required to set aside a fund for the payment of any such award. Except as otherwise provided in the applicable award agreement, shares of Common Stock issuable under an RSU, if any, shall be treated as issued on the first date that the RSU is no longer subject to a substantial risk of forfeiture as determined for purposes of Section 409A of the Code, and the holder shall be the owner of such shares of Common Stock on such date. An award agreement may provide that the issuance of shares of Common Stock (or the settlement of an RSU in cash) under an RSU may be deferred beyond the first date that the RSU is no longer subject to a substantial risk of forfeiture, provided that such deferral is structured in a manner that is intended to comply with the requirements of Section 409A of the Code.

5.1.6    Cash Awards. The Administrator may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant cash bonuses (including without limitation, discretionary awards, awards based on objective or subjective performance criteria, awards subject to other vesting criteria or awards granted consistent with Section 5.2 below).  Cash awards shall be awarded in such amount and at such times during the term of the Plan as the Administrator shall determine.
5.1.7    Other Awards. The other types of awards that may be granted under this Plan include: (a) stock bonuses, performance stock, performance units, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock (subject to the requirements of Section 5.1.1 and in compliance with applicable laws), upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon.
5.2    Section 162(m) Performance‑Based Awards. Without limiting the generality of the foregoing, prior to the effective date of the changes to Code Section 162(m) implemented by the bill commonly known as the “Tax Cuts and Jobs Act of 2017,” any of the types of awards listed in Sections 5.1.4 through 5.1.7 above may be, and options and SARs granted with an exercise or base price not less than the Fair Market Value of a share of Common Stock at the date of grant (“Qualifying Options” and “Qualifying SARs,” respectively) typically will be, granted as awards intended to satisfy the requirements for “performance‑based compensation” within the meaning of Section 162(m) of the Code (“Performance‑Based Awards”). The grant, vesting, exercisability or payment of Performance‑Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using the Business Criteria provided for below for the Corporation on a consolidated basis or for one or more of the Corporation’s Subsidiaries, segments, divisions or business units, or any combination of the foregoing. Such criteria may be evaluated on an absolute basis or relative to prior periods, industry peers, or stock market indices. Any Qualifying Option or Qualifying SAR shall be subject to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance‑based compensation” under Section 162(m) of the Code. Any other Performance‑Based Award shall be subject to all of the following provisions of this Section 5.2.
5.2.1    Class; Administrator. The eligible class of persons for Performance‑Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance‑Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance‑based compensation under Section 162(m) of the Code.
5.2.2    Performance Goals. The specific performance goals for Performance‑Based Awards (other than Qualifying Options and Qualifying SARs) shall be based on such business criteria as selected by the Administrator in its sole discretion (“Business Criteria”) from the following: (1) total shareholder return; (2) net revenues (3) return on total stockholders’ equity; (4) earnings per share of Company Stock; (5) net income (before or after taxes); (6) return on assets; (7) return on investment; (8) return on capital; (9) economic value added; (10) operating budget or margin; (11) contribution margin; (12) earnings (adjusted or non-adjusted) from continuing operations; levels of expense, cost or liability; (13) earnings (adjusted or non-adjusted) before all or any interest, taxes, depreciation, amortization and/or exploration expense (“EBIT”, “EBITA”, “EBITDA” or “EBITDAX”); (14) debt reduction; (15) market share; (16) reserve growth; (17) reserve replacement; (18) production growth; (19) finding/development costs; (20) lease operating expense; (21) captured prospects; (22) prospecting licenses signed; (23) operated prospects matured to drill ready; (24) drilling programs commenced; (25) drillable prospects, capabilities and critical path items established; (26) third-party capital sourcing; (27) captured net risked resource potential; (28) acquisition cost efficiency; (29) stock price; (30) acquisitions of oil and gas interests; (31) increases in proved, probable or possible reserves; (32) finding and development costs; (33) overhead costs; (34) general and administration expense; (35) any combination of, or a specified increase or decrease of one or more of the foregoing over a specified period; (36) such other criteria as the stockholders of the Company may approve; and (37) any combination of the foregoing. To qualify awards as performance‑based under Section 162(m) of the Code, the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets; provided that the Administrator shall make all adjustment with the intent that they not adversely affect the qualification of any compensation payable under such performance targets as “performance‑based compensation” under Section 162(m) of Code. The applicable performance measurement period may not be less than 3 months nor more than 10 years.
5.2.3    Form of Payment. Grants or awards intended to qualify under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof.
5.2.4    Certification of Payment. Before any Performance‑Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance‑based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance‑Based Award were in fact timely satisfied.
5.2.5    Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.
5.2.6    Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance‑based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders first approve this Plan (the “162(m) Term”).
5.2.7    Compensation Limitations. The maximum aggregate number of shares of Common Stock that may be issued to any Eligible Person during the term of this Plan pursuant to Qualifying Options and Qualifying SARs may not exceed 4,500,000 shares of Common Stock. The maximum aggregate number of shares of Common Stock that may be issued to any Eligible Person pursuant to Performance-Based Awards granted during any single fiscal year during the 162(m) Term (other than cash awards granted pursuant to Section 5.1.6 and Qualifying Options or Qualifying SARs) may not exceed 750,000 shares of Common Stock. The maximum amount that may be paid to any Eligible Person pursuant to Performance-Based Awards granted pursuant to Sections 5.1.6 (cash awards) during any single fiscal year during the 162(m) Term may not exceed $3,000,000.
5.3    Award Agreements. Each award (other than cash awards described in Section 5.1.6) shall be evidenced by a written or electronic award agreement in the form approved by the Administrator and, if required by the Administrator, executed or accepted by the recipient of the award. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation (electronically or otherwise). The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.
5.4    Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares of Common Stock or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares. All mandatory or elective deferrals of the issuance of shares of Common Stock or the settlement of cash awards shall be structured in a manner that is intended to comply with the requirements of Section 409A of the Code.
5.5    Consideration for Common Stock or Awards. The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator and subject to compliance with applicable laws, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third-party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned shares of Common Stock that are fully vested and unencumbered;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•
subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In the event that the Administrator allows a participant to exercise an award by delivering shares of Common Stock previously owned by such participant and unless otherwise expressly provided by the Administrator, any shares delivered which were initially acquired by the participant from the Corporation (upon exercise of a stock option or otherwise) must have been owned by the participant at least six months as of the date of delivery (or such other period as may be required by the Administrator in order to avoid adverse accounting treatment). Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their Fair Market Value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase, as established from time to time by the Administrator, have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award by any method other than cash payment to the Corporation.
5.6    Definition of Fair Market Value. For purposes of this Plan “Fair Market Value” of a share of Common Stock, as of a date of determination, shall mean (i) the closing sales price per share of Common Stock on the U.S. national securities exchange or over-the-counter market on which such stock is principally traded on the date of determination or (ii) if the shares of Common Stock are not then listed on any national securities exchange or traded in an over-the-counter market or the value of such shares is not otherwise determinable, such value as reasonably determined by the Administrator in good faith and, to the extent necessary, in accordance with the requirements of Section 409A of the Code.
5.7    Transfer Restrictions.
5.7.1    Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7, by applicable law and by the award agreement, as the same may be amended, (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.
5.7.2    Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing (provided that any such transfers of ISOs shall be limited to the extent permitted under the federal tax laws governing ISOs). Any permitted transfer shall be subject to compliance with applicable federal and state securities laws.
5.7.3    Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:
(a)    transfers to the Corporation,
(b)    the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,
(c)    subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d)    subject to any applicable limitations on ISOs, if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or
(e)    the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.
5.8    International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may, if deemed necessary or advisable by the Administrator, be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.
6.    EFFECT OF TERMINATION OF SERVICE ON AWARDS
6.1    Termination of Employment.
6.1.1    Administrator Determination. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award agreement otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.
6.1.2    Stock Options and SARs. For awards of stock options or SARs, unless the award agreement provides otherwise, the exercise period of such options or SARs shall expire: (1) three months after the last day that the participant is employed by or provides services to the Corporation or a Subsidiary (provided however, that in the event of the participant’s death during this period, those persons entitled to exercise the option or SAR pursuant to the laws of descent and distribution shall have one year following the date of death within which to exercise such option or SAR); (2) in the case of a participant whose termination of employment is due to death or disability (as defined in the applicable award agreement), 12 months after the last day that the participant is employed by or provides services to the Corporation or a Subsidiary; and (3) immediately upon a participant’s termination for “cause.” The Administrator will, in its absolute discretion, determine the effect of all matters and questions relating to a termination of employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a termination of employment and whether a participant’s termination is for “cause.”

The term “cause” shall have the meaning assigned to such term in any individual employment or severance agreement or award agreement with the participant or, if no such agreement exists or if such agreement does not define “cause,” cause shall mean (i) participant’s act(s) of gross negligence or willful misconduct in the course of participant’s employment by the Corporation or any of its Subsidiaries that is or could reasonably be expected to be materially injurious to the Corporation or any of its Subsidiaries, (ii) willful failure or refusal by participant to perform in any material respect his or her duties or responsibilities, (iii) misappropriation by participant of any assets of the Corporation or any of its Subsidiaries, (iv) embezzlement or fraud committed by participant, or at his or her direction, and (v) participant’s conviction of, or pleading “guilty” or “ no contest” to a felony under state or federal law.

6.1.3    Restricted Stock and RSUs. For awards of restricted stock, unless the award agreement provides otherwise, shares of restricted stock that are subject to restrictions at the time that a participant whose employment or service is terminated shall be forfeited and reacquired by the Corporation; provided however, the Administrator may provide, by rule or regulation or in any award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to shares of restricted stock shall be waived in whole or in part in the event of a termination of employment or service, and the Administrator may in other cases waive in whole or in part the forfeiture of shares of restricted stock. Similar rules shall apply in respect of RSUs.

6.2    Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 3 months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the award agreement.
6.3    Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation, a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.
7.    ADJUSTMENTS; ACCELERATION
7.1    Adjustments. Upon or in contemplation of (a) any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split (“stock split”), (b) any merger, arrangement, combination, consolidation, or other reorganization, (c) any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property), or (d) any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock, the Administrator shall in such manner, to such extent and at such time as it deems appropriate and equitable in the circumstances (but subject to compliance with applicable laws and stock exchange requirements) proportionately adjust any or all of (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the Share Limit), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any or all outstanding awards, (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, (5) the compensation limitations under Section162(m) of the Code set forth in Section 5.2.7 and (subject to Section 8.8.3(a)) the performance standards applicable to any outstanding awards (provided that no adjustment shall be allowed to the extent inconsistent with the requirements under Section 162(m) of the Code), and (6) the non-employee director compensation limitations set forth in Section 9, below. Any adjustment made pursuant to this Section 7.1 shall be made in a manner that, in the good faith determination of the Administrator, will not likely result in the imposition of additional taxes or interest under Section 409A of the Code. With respect to any award of an ISO, the Administrator may make such an adjustment that causes the option to cease to qualify as an ISO without the consent of the affected participant.
7.2    Change in Control. The Administrator, in its sole and absolute discretion, may choose (in an award agreement or otherwise) to provide for full or partial accelerated vesting of any award upon a Change in Control, or upon any other event or other circumstance related to the Change in Control, such as an involuntary termination of employment occurring after such Change in Control, as the Administrator may determine. Notwithstanding the foregoing, in the event the Administrator does not make appropriate provision for the substitution, assumption, exchange or other continuation of the award pursuant to the Change in Control, then each then-outstanding option and SAR shall automatically become fully vested, all shares of restricted stock and restricted stock units then outstanding shall automatically fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall automatically become vested in full (assuming all performance targets have been achieved at 100% of target) and payable to the holder of such award.
For purposes of this Plan, “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% or more of the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the

Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (2) and (3) below;
(b) Individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 50% of, respectively, the combined voting power of the then-outstanding voting securities of the entity resulting from such Business Combination, except to the extent that the ownership in excess of more than 50% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(d) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.
No compensation that has been deferred for purposes of Section 409A of the Code shall be payable as a result of a Change in Control unless the Change in Control qualifies as a change in ownership or effective control of the Corporation within the meaning of Section 409A of the Code.

7.3    Early Termination of Awards. Any award that has been accelerated as required or permitted by Section 7.2 upon a Change in Control (or would have been so accelerated but for Section 7.4 or 7.5) shall terminate upon such event, subject to any provision that has been expressly made by the Administrator, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other continuation of such award and provided that, in the case of options and SARs that will not survive, be substituted, assumed, exchanged, or otherwise continued in the transaction, the holder of such award shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding options and SARs in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of accelerated vesting and the impending termination be required and any acceleration may be made contingent upon the actual occurrence of the event).
The Administrator may make provision for payment in cash or property (or both) in respect of awards terminated pursuant to this Section as a result of the Change in Control and may adopt such valuation methodologies for outstanding awards as it deems reasonable and, in the case of options, SARs or similar rights, and without limiting other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.
7.4    Other Acceleration Rules. Any acceleration of awards pursuant to this Section 7 shall comply with applicable legal and stock exchange requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Administrator to occur a limited period of time not greater than 30 days before the event. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of an award if an event giving rise to the acceleration does not occur. Notwithstanding any other provision of the Plan to the contrary, the Administrator may override the provisions of Section 7.2, 7.3, and/or 7.5 by express provision in the award agreement or otherwise. The portion of any ISO accelerated pursuant to Section 7.2 or any other action permitted hereunder shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.
7.5    Possible Rescission of Acceleration. If the vesting of an award has been accelerated expressly in anticipation of an event and the Administrator later determines that the event will not occur, the Administrator may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested awards; provided, that , in the case of any compensation that has been deferred for purposes of Section 409A of the Code, the Administrator determines that such rescission will not likely result in the imposition of additional tax or interest under Section 409A of the Code.
8.    OTHER PROVISIONS
8.1    Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations and to such approvals by any applicable stock exchange listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.
8.2    Future Awards/Other Rights. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.
8.3    No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.
8.4    Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.
8.5    Tax Withholding. Upon any exercise, vesting, or payment of any award, the Corporation or one of its Subsidiaries shall have the right at its option to:
(a)    require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or
(b)    deduct from any amount otherwise payable in cash to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such cash payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the applicable withholding obligation on exercise, vesting or payment, not in excess of the maximum statutory rates in the Participant’s applicable jurisdictions.
8.6    Effective Date, Termination and Suspension, Amendments.
8.6.1    Effective Date and Termination. This Plan was originally approved by the Board and became effective upon approval by the stockholders at the Company’s Annual Meeting on December 15, 2015 (the “Effective Date”). This Plan, as amended and restated, will become effective upon approval by the stockholders at the Company’s 2018 Annual Meeting. Unless earlier terminated by the Board, this Plan shall terminate at the close of business ten years after the date on which it was originally approved by the Board in 2015. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.
8.6.2    Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.
8.6.3    Stockholder Approval. To the extent then required by applicable law or any applicable stock exchange or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, this Plan and any amendment to this Plan shall be subject to approval by the stockholders of the Corporation.
8.6.4    Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2(g).
8.6.5    Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or change of or affecting any outstanding award shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.
8.7    Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly provided herein, no adjustment will be made for dividends or other rights as a stockholder of the Corporation for which a record date is prior to such date of delivery.
8.8    Governing Law; Construction; Severability.
8.8.1    Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State in which the Corporation is incorporated.
8.8.2    Severability. If a court of competent jurisdiction holds any provision of this Plan invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.
8.8.3    Plan Construction.
(a) Rule 16b-3. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.
(b) Section 162(m). Awards under Sections 5.1.4 through 5.1.7 issued prior to November 2, 2017 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance‑based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance‑Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) of the Code will qualify as performance‑based compensation or otherwise be exempt from deductibility limitations under Section 162(m) of the Code, including pursuant to the transition rules set forth in the bill commonly known as the “Tax Cuts and Jobs Act of 2017.”
(c) Compliance with Section 409A of the Code. The Board intends that, except as may be otherwise determined by the Administrator, any awards under the Plan will be either exempt from or satisfy the requirements of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) to avoid the imposition of any taxes, including additional income or penalty taxes, thereunder. If the Administrator determines that an award, award agreement, acceleration, adjustment to the terms of an award, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a participant’s award to become subject to Section 409A, unless the Administrator expressly determines otherwise, such award, award agreement, payment, acceleration, adjustment, distribution, deferral election, transaction or other action or arrangement shall not be undertaken and the related provisions of the Plan and/or award agreement will be deemed modified or, if necessary, rescinded in order to comply with the requirements of Section 409A to the extent determined by the Administrator without the consent of or notice to the participant. Notwithstanding the foregoing, neither the Corporation nor the Administrator shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any participant under Section 409A and neither the Corporation nor the Administrator will have any liability to any participant for such tax or penalty.
(d)    No Guarantee of Favorable Tax Treatment. Although the Corporation intends that awards under the Plan will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Corporation does not warrant that any award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Corporation shall not be liable to any participant for any tax, interest or penalties the participant might owe as a result of the grant, holding, vesting, exercise or payment of any award under the Plan.
8.9    Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.
8.10    Stock‑Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock‑based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, arrangement, business combination, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan, except as may otherwise be provided by the Administrator at the time of such assumption or substitution or as may be required to comply with the requirements of any applicable stock exchange.
8.11    Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.
8.12    No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, arrangement, business combination, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13    Other Corporation Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing or except as otherwise specifically set forth in the terms and conditions of such other employee welfare or benefit plan or arrangement. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.
8.14    Non-Competition, Code of Ethics and Clawback Policy. By accepting awards and as a condition to the exercise of awards and the enjoyment of any benefits of the Plan, including participation therein, each participant agrees to be bound by and subject to non-competition, confidentiality and invention ownership agreements acceptable to the Administrator and the Corporation’s code of ethics policy and other policies applicable to such participant as is in effect from time to time. Awards shall be subject to any clawback policy adopted by the Corporation from time to time.

9.    DIRECTOR COMPENSATION PROVISIONS
9.1    Plan Exclusive Vehicle for Non-Employee Director Cash and Equity Compensation. All cash and equity compensation paid or provided to the Corporation’s non-employee directors shall be awarded under the terms and conditions of this Plan.
9.2    Non-Employee Director Compensation. Non-employee directors may be awarded any of the types of awards described in Section 5 above for which they are eligible under the terms and conditions of Section 5, above.
9.2.1    Cash Awards. Cash awards (as described in Section 5.1.6) may take any form determined by the Administrator in its sole and absolute discretion, including, but not limited to, retainers, committee fees, chairperson fees, per meeting fees, and special fees for committee service. In no event shall Cash awards paid to any non-employee director exceed $400,000 in any fiscal year.
9.2.2    Equity Awards. Equity Awards (described in Sections 5.1.1, 5.1.3, 5.14. 5.1.5, and 5.1.7) may take any form determined by the Administrator in its sole and absolute discretion, provided, however, that in no event shall awards granted to a non-employee director in any fiscal year cover more than 50,000 shares of Common Stock (with the number of shares covered by awards determined based on the maximum number of shares potentially issuable pursuant to such awards).

As adopted by the Board of Directors of SRC Energy Inc. on January 29, 2018.

Investor Address Line 1
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Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Lynn A. Peterson 02 Jack N. Aydin 03 Daniel E. Kelly 04 Paul J. Korus 05 Raymond E. McElhaney
06 Jennifer S. Zucker

The Board of Directors recommends you vote FOR proposals 2, 3, and 4.

	For	Against	Abstain
2. To approve the amendment of the Company's Restated Articles of Incorporation to increase the number of authorized shares of common stock from 300,000,000 to 400,000,000.	☐	☐	☐
3. To approve an amendment of the 2015 Equity Incentive Plan to, among other things, increase the number of shares.	☐	☐	☐
4. To approve a non-binding advisory resolution regarding the compensation of named executive officers ("say-on-pay").	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
5. To approve a non-binding advisory vote on how often to include a say-on-pay vote in proxy materials.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

02 0000000000

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

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0000361188_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice & Proxy Statement, including a proxy card, are available at www.proxyvote.com

SRC ENERGY INC.
Annual Meeting of Shareholders
May 18, 2018 @ 9:00 A.M.
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Lynn A. Peterson and Cathleen M. Osborn, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SRC ENERGY INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 9:00 AM, MST on May 18, 2018, at The Sheraton Denver Downtown Hotel, 1550 Court Place, Denver, Colorado 80202, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations with respect to proposals 1, 2, 3, 4, 5 and 6 and in the discretion of the proxy holders with respect to any other matters properly brought before the meeting.

Continued and to be signed on reverse side

0000361188_2 R1.0.1.17